                                                                  EXHIBIT 10.9



                                 DEED OF LEASE

                                 by and between


                    PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

                                  ("Landlord")

                                      and


                       AMERICAN MANAGEMENT SYSTEMS, INC.

                                   ("Tenant")

                               TABLE OF CONTENTS


Section                                                                                                 Page
1.       Demise.........................................................................................
2.       Term...........................................................................................
3.       Rent...........................................................................................
4.       Permitted Use..................................................................................
5.       Expenses; Services ............................................................................
6.       Additional Rent................................................................................
7.       Sorting and Separation of Refuse and Trash.....................................................
8.       Hazardous Substances...........................................................................
9.       Insurance......................................................................................
10.      Damage or Restoration..........................................................................
11.      Indemnification................................................................................
12.      Assignment and Subletting......................................................................
13.      Care of Premises...............................................................................
14.      Alteration by Tenant...........................................................................
15.      Condemnation...................................................................................
16.      Subordination..................................................................................
17.      Access to Premises.............................................................................
18.      Rules and Regulations..........................................................................
19.      Covenants of Right to Lease....................................................................
20.      Mechanic's Liens...............................................................................
21.      Expiration of Lease and Surrender of Possession................................................
22.      Default-Remedies...............................................................................
23.      Re-Entry by Landlord...........................................................................
24.      Additional Rights to Landlord..................................................................
25.      Successors, Assigns and Liability..............................................................
26.      Notices........................................................................................
27.      Mortgagee's Approval...........................................................................
28.      Estoppel Certificates..........................................................................
29.      Default Rate of Interest.......................................................................
30.      Exculpatory Provisions.........................................................................
31.      Mortgage Protection............................................................................
32.      Reciprocal Covenant on Notification of ADA Violations..........................................
33.      Laws that Govern...............................................................................
34.      Financial Statements...........................................................................
35.      Parking........................................................................................
36.      Signage........................................................................................
37.      Recordation....................................................................................
38.      Force Majeure..................................................................................
39.      Intentionally Omitted..........................................................................
40.      Brokers........................................................................................
41.      Effectiveness..................................................................................
42.      Lease/Deed of Lease............................................................................
43.      Miscellaneous..................................................................................
44.      Roof Top Rights................................................................................
45.      Early Termination Fee..........................................................................

                                    EXHIBITS

EXHIBIT A -      Legal Description of the Land
EXHIBIT A-1 -    Premises (First Floor Rentable Area)
EXHIBIT A-2 -    Premises (Second Floor Rentable Area)
EXHIBIT A-3 -    Premises (Third Floor Rentable Area)
EXHIBIT A-4 -    Premises (Fourth Floor Rentable Area)
EXHIBIT A-5 -    Premises (Fifth Floor Rentable Area)
EXHIBIT A-6 -    Premises (Sixth Floor Rentable Area)
EXHIBIT A-7 -    Premises (Seventh Floor Rentable Area)
EXHIBIT A-8 -    Premises (Eighth Floor Rentable Area)
EXHIBIT A-9 -    Premises (Ninth Floor Rentable Area)
EXHIBIT A-10 -   Premises (Tenth Floor Rentable Area)
EXHIBIT A-11 -   Premises (Eleventh Floor Rentable Area)
EXHIBIT A-12 -   Premises (Twelfth Floor Rentable Area)
EXHIBIT A-13 -   Premises (Lower Level Rentable Area)
EXHIBIT A-14 -   Premises Rentable Areas
EXHIBIT B -      Work Agreement
EXHIBIT B-1 -    Landlord's Work
EXHIBIT B-2 -    Landlord's ADA and BOCA Work
EXHIBIT B-3 -    Landlord's Base Building Improvements
EXHIBIT C -      Declaration of Lease Commencement
EXHIBIT D -      Rules and Regulations
EXHIBIT E -      Roof-Top Rights
EXHIBIT F -      HVAC Specifications
EXHIBIT G -      Janitorial Specifications
EXHIBIT H -      Ancillary Use Restrictions
EXHIBIT I -      Termination Payment Schedule

                                 DEED OF LEASE


         THIS DEED OF LEASE ("Lease") is made by and between PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation, whose address for the purpose of this Lease shall be 711 High Street, Des Moines, Iowa 50392-1370, Attn: CRE Equities/Mid-Atlantic Team, hereinafter referred to as "Landlord", and AMERICAN MANAGEMENT SYSTEMS, INC., a Delaware corporation, whose address for the purpose of this Lease shall be 4050 Legato Road, Fairfax, Virginia 22030, Attn: Mr. Thomas W. Huba, hereinafter referred to as "Tenant".

         IT IS AGREED AS FOLLOWS:

1.       DEMISE.

         Upon and subject to the terms hereof, Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord the premises (the "Premises") consisting of all of the rentable area of the building (the "Building") commonly known as the One Fair Oaks Office Building and located on that certain parcel of real property in Fairfax County, Virginia known as 4114 Legato Road, Fairfax, Virginia and more particularly described on the attached Exhibit A (the "Land", the Land and the Building herein collectively referred to as the "Property"), which Premises the Landlord and Tenant agree contains approximately two hundred fourteen thousand two hundred fourteen (214,214) square feet of rentable area. For purposes of this Lease, (i) the portion of the Premises consisting of the entire rentable areas of the second
         (2nd), seventh (7th), eighth (8th), ninth (9th), tenth (10th), eleventh (11th) and twelfth (12th) floors of the Property, which the Landlord and Tenant agree contains approximately one hundred nineteen thousand four hundred seventy-nine (119,479) square feet of rentable area, is referred to as the "Phase I Premises", and (ii) the portion of the Premises consisting of the entire rentable areas of the lower level, the first (1st), third (3rd), fourth (4th), fifth (5th) and sixth (6th) floors of the Property, which the Landlord and Tenant agree contains approximately ninety-four thousand seven hundred thirty-five (94,735) square feet of rentable area, is referred to as the "Phase II Premises"; provided that, Tenant shall have the right, to be exercised by written notice delivered to Landlord not later than December 15, 1996, to alter the floors designated as the Phase I Premises and the Phase II Premises, so long as (i) the Phase I Premises shall consist of not less than one hundred eighteen thousand two hundred eighty-five (118,285) square feet, and (ii) the Phase I Premises and the Phase II Premises shall comprise the entire rentable area of the Building. Landlord and Tenant hereby acknowledge and agree to the designation of rentable area for each floor of the Building, as set forth on the attached Exhibits A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9, A-10, A-11, A-12 and A-13, respectively, and the rentable square footages set forth on the attached Exhibit A-14. The Premises does not include the roof or exterior surfaces of the walls of the Premises or the Property, or any improvements or areas outside of such walls.

2.       TERM.

         (A)     Initial Term.

                 Subject to the terms hereof, the term of this Lease (the "Lease Term") shall be for a period (the "Initial Term") of thirteen (13) years, commencing on the first (1st) day of January, 1997 (the "Commencement Date") and ending at 11:59 p.m. on the thirty-first (31st) day of December, 2009 (the "Expiration Date"). If Landlord fails to tender possession of the Premises to the Tenant on or before the Commencement Date stated in the preceding sentence, Landlord shall not be liable for any damage caused by any such delay in the Commencement Date or failure to tender possession of the Premises, nor shall this Lease be void or voidable; provided that, to the extent such failure in tendering possession is not caused by or reasonably attributable to Tenant or Tenant's agents, contractors, subtenants, assignees, employees, officers, directors, shareholders, partners, licensees and/or others for whose actions Tenant is responsible or over whose actions Tenant can reasonably be expected to exercise control (collectively, "Tenant's Agents"), the Commencement Date shall be extended to that date on which Landlord tenders possession of the

                 Premises to Tenant, and the Expiration Date shall be extended by an equal amount so that the Initial Term remains thirteen
                 (13) years. Notwithstanding anything herein to the contrary, Tenant shall have the right to terminate this Lease (and shall have no further liability hereunder) if Landlord fails to tender possession of the Premises to Tenant on or before January 31, 1997 (such date to be subject to a day-for-day extension for each day of delay in tendering possession which is caused by or reasonably attributable to Tenant or Tenant's Agents). Tenant expressly acknowledges and agrees that (i) Landlord shall be entitled to tender possession of the Premises subject to the continued occupancy by the existing tenant of the Premises, Collins International Service Company ("Collins") and Collins shall be deemed to be a permitted subtenant of Tenant, and (ii) no such continued occupancy by Collins of any portion of the Premises after December 31, 1996 shall constitute a failure by Landlord to tender possession of the Premises, so long as (i) Landlord shall have elected to treat such continued occupancy as a direct sublease between Tenant and Collins, and (ii) Collins shall have agreed in writing to execute and deliver to Tenant such form of sublease with respect to Collins' continued occupancy of the Premises as Tenant may reasonably request (Tenant hereby acknowledging that Collins shall in no event be required to execute and deliver any such sublease which provides (on a per rentable square foot basis) for a higher base rent than the Base Rent under the Lease Agreement dated March 5, 1993, between Landlord and Collins (the "Collins Lease")). Such sublease shall contain Collins' agreement that (i) Collins shall not be permitted to control access to any portion of the Building by means of previously-existing security systems or practices, and (ii) Collins shall have no right to object to any construction activities taking place in or around the Building. At the request of Landlord, Tenant hereby agrees to execute a declaration in the form attached hereto as Exhibit C (the "Declaration") as incorporated herein by reference. Tenant's failure to execute the Declaration shall not affect the Commencement Date or the Lease Term, as same are determined by the terms of this Lease.

         (B)     Extension Period.

                          (i) Provided Tenant is not in default beyond the expiration of any applicable notice and cure period at the time of the exercise of the applicable Extension Option or thereafter (through and including the commencement date of the applicable Extension Period as herein defined), and provided that this Lease shall not theretofore have been terminated, Tenant shall have two (2) options (the "Extension Options") to extend the Expiration Date of the Lease Term, each for a period of five (5) consecutive years (individually, the "First Extension Period" and the "Second Extension Period", and collectively the "Extension Periods"), the First Extension Period commencing on the thirteenth (13th) anniversary of the Commencement Date and ending on the day preceding the eighteenth (18th) anniversary of the Commencement Date, and the Second Extension Period commencing on the eighteenth
                 (18th) anniversary of the Commencement Date and ending on the day preceding the twenty-third (23rd) anniversary of the Commencement Date, subject to adjustment pursuant to the terms hereof. The Extension Periods shall be upon the same terms and conditions contained herein except that (A) the Rent payable in the Extension Periods shall be adjusted to equal one hundred percent (100%) of the then-prevailing fair market rental rate for the Premises (the "New Rental Rate"), and shall thereafter be subject to adjustment as provided in
                 Section 3(B) hereof, (B) Tenant shall have the right to adjust the size of the Premises in accordance with Section 2(B)(ix) hereof, (C) Tenant shall have no option to extend the Expiration Date of the Lease Term beyond the last day of the Second Extension Period, and (D) Tenant shall have no right to exercise the Extension Option for the Second Extension Period unless Tenant has properly exercised the Extension Option for the First Extension Period.

                          (ii) Tenant may exercise an Extension Option only by delivering binding written notice (the "Extension Option Notice") to Landlord of Tenant's election to exercise such Extension Option not later than twelve (12) months prior to the commencement of the applicable Extension Period. Landlord and Tenant agree to negotiate in good faith for a period of thirty (30) days to attempt to reach agreement on the New Rental Rate, promptly following delivery of Tenant's Extension Option Notice. In the event the parties are unable to agree on such New Rental Rate within said thirty (30) day period, then Tenant's Extension Option Notice shall be deemed null and void, unless within ten
                 (10) business days after the expiration of such thirty (30) day period Tenant agrees, by means of giving the Landlord written notice thereof (which notice shall name the Tenant's selected broker), to submit the determination of the fair market rental rate for the Premises to arbitration by brokers as set forth below. In the event Tenant shall agree to submit such determination to arbitration in the manner aforesaid, Landlord shall, within ten (10) business days after receipt of Tenant's written notice to submit such determination to arbitration, designate the broker appointed by it.

                          (iii) Each broker shall render a separate written report, within thirty (30) days after appointment of Landlord's broker, of such broker's estimate of the then-prevailing fair market rental rate for the Premises as of the commencement of such Extension Period. If the values contained in the written reports differ by five percent (5%) or less of the greater of such values, the New Rental Rate shall be one hundred percent (100%) of the arithmetic average of such values. If the values contained in the written reports differ to a greater extent than set forth above, the brokers shall, within five (5) days after rendering their reports, promptly jointly appoint a third broker. If the two brokers so designated shall fail to agree upon the selection of a third broker within ten (10) days after the expiration of such 30-day period, then either party, upon written notice to the other, may request such appointment by the American Arbitration Association (or any organization successor thereto). The parties shall cooperate to expedite such appointment. Within twenty (20) days of his appointment, the third broker shall render a written report of his opinion of the value of the then-prevailing fair market rental rate for the Premises as of the commencement of the applicable Extension Period. One hundred percent (100%) of the arithmetic average of the values in the three (3) evaluation reports shall then be the New Rental Rate for the Extension Period; provided, however, that if the lowest or highest of the three (3) evaluations, or both, varies by more than ten (10%) from the middle evaluation, such evaluation or evaluations so varying shall be disregarded in computing said average.

                          (iv) In the event the New Rental Rate has not been determined on or before the commencement of an Extension Period, the Rent payable by Tenant until such determination shall be deemed equal to the Rent payable by Tenant pursuant to Section 3(A) immediately prior to the commencement of such Extension Period (as the same may be adjusted hereunder); provided, however, within fifteen (15) days of such determination, Tenant shall pay Landlord the excess of (i) the initial monthly installments of monthly Rent calculated for such Extension Period, above (ii) the monthly installments of Rent actually paid by the Tenant, in respect of each month commencing on or after the commencement of such Extension Period but prior to such determination, or Landlord shall credit Tenant for any excess rent paid by Tenant if the rental rate has declined, and Tenant shall thereafter pay Rent for the Extension Period at the New Rental Rate (as the same may be increased in accordance with the terms hereof).

                          (v) All valuations of the fair market rental rate of the Premises shall be in writing and shall be expressed in terms of an annual rent. Each broker's determination shall be based on all relevant factors affecting fair market rental rate, including, but not limited to, other terms of this Lease (excluding tenant concessions and/or construction allowances, but including the provision of free parking and the roof and signage rights granted hereunder), the fact that the determination is for a renewal, and the fact that the determination is for a renewal as of a future date. Each broker shall use as a basis for comparison the base and additional rent, abatements, construction allowances and other tenant concessions for lease renewals entered into for comparable space in the Fair Oaks/Fair Lakes submarket of Fairfax County, Virginia, within the period which commences twelve (12) months prior to the date of such determination, which leases shall commence at approximately the same time as the applicable Extension Period.

                          (vi) Each broker appointed hereunder shall be a licensed commercial real estate broker in the Commonwealth of Virginia, and shall be qualified by experience and ability to appraise the fair market rental for the Premises. The party appointing each broker shall be obligated, promptly after receipt of the valuation report prepared by the broker appointed by such party, to deliver a copy of such valuation report to the other party in the manner provided elsewhere in this Lease for the delivery of notices. If a third broker is appointed, the third broker shall be directed, at the time of his appointment, to deliver copies of his valuation report, promptly upon its completion, to Landlord and Tenant in the manner provided elsewhere in this Lease for the delivery of notices. The fees and other costs of each of the first two brokers shall be borne by the party appointing each such broker, with the fees and other costs of the third broker being shared equally by Landlord and Tenant; provided that, each broker shall (i) acknowledge that such broker's participation in the determination of the New Rental Rate shall not entitle such broker to a brokerage commission for the applicable Extension Period, and (ii) waive any lien rights it may have or claim against the Property in respect of the fees to be paid in connection with the determination of the New Rental Rate.

                          (vii) It is understood that the New Rental Rate shall be the initial Rent for the applicable Extension Period (such Rent being subject thereafter to then-current market escalations and adjustments as determined pursuant to Section 3(B)), and that Tenant shall continue to pay all Additional Rent reserved under the Lease.

                          (viii) Tenant's failure to timely deliver Tenant's Extension Option Notice with regard to an Extension Option shall render such Extension Option null and void, and of no further force or effect.

                          (ix) Tenant shall have the right to delete from the Premises one (1) or more full floors of the Building, for either the Second Extension Period or the First and Second Extension Periods, subject to the following terms and conditions:

                                  (1)      Tenant shall notify Landlord of its
                 election to decrease the Premises within the Tenant's Extension Option Notice for the applicable Extension Period, and shall designate in such notice the number of floors which Tenant desires to delete from the Premises;

                                  (2)      Tenant may not decrease the size of
                 the Premises in either the First or Second Extension Period to less than one hundred sixty thousand six hundred sixty-one (160,661) rentable square feet;

                                  (3)      Landlord shall designate the floors
                 to be surrendered by Tenant pursuant to this Section 2(B)(ix) (the "Early Surrender Space"); provided that, the Early Surrender Space designated by Landlord shall result in the remaining Premises constituting a single contiguous space;

                                  (4) Landlord shall have no obligation to restore, nor shall Tenant have any right to regain, possession of any portion of the Early Surrender Space;

                                  (5) Tenant shall surrender possession of the Early Surrender Space not later than the last day of the Initial Term or First Extension Period, as the case may be, free and clear of all tenancies and occupancies, broom-clean and otherwise in accordance with all terms and conditions of this Lease applicable to the surrender of the Premises, as if such day were the Expiration Date (Tenant hereby acknowledging that such terms and conditions shall be independently applied to the Early Surrender Space);

                                  (6)      Upon the surrender of the Early
                 Surrender Space, the Rent and the Tenant's Proportionate Share (as herein defined) shall be recalculated to reflect the deletion of the Early Surrender Space; and

                                  (7)      From and after the designation of
                 the Early Surrender Space, Tenant shall have no right, power or authority to (i) assign any of the Tenant's interest in the Lease with respect to any portion of the Early Surrender Space, or to enter into any sublease or to permit any occupancy of all or any portion of the Early Surrender Space by any person or entity not then in possession of all or a portion of the Early Surrender Space (other than the Tenant's employees), or (ii) to make or perform, or cause to be made or performed, any alteration, addition, improvement or modification in or to such Early Surrender Space. The Tenant further acknowledges and agrees that, notwithstanding anything contained in this Lease to the contrary, from and after the date of such designation, the Landlord shall have no obligation to rebuild or undertake major repairs of such Early Surrender Space in the event of any condemnation, fire or other casualty.

3.       RENT.

         (A)     Base Rent.

                 Tenant shall pay for the use and occupancy of the Premises a base rental ("Rent") equal to the sum of the Phase I Rent and the Phase II Rent. The "Phase I Rent" shall mean the product of (i) the rentable area of the Phase I Premises multiplied by
                 (ii) Fourteen Dollars ($14.00) per rentable square foot per year, payable in equal monthly installments. The "Phase II Rent" shall mean the product of (i) the rentable area of the Phase II Premises, multiplied by (ii) Fourteen Dollars ($14.00) per rentable square foot per year, payable in equal monthly installments. Rent shall be paid on the first day of each month in advance without demand, notice, deduction, offset, or counterclaim (except as may be otherwise expressly provided herein) during the Lease Term; provided that, (i) Phase I Rent shall commence to accrue on that date (the "Phase I Rent Commencement Date") which is the later of April 1, 1997 or the date which is the ninetieth (90th) day following the Commencement Date, and (ii) Phase II Rent shall commence to accrue on January 1, 1998 (the "Phase II Rent Commencement Date"). Rent for any period during the Lease Term which is less than one month shall be prorated on a daily basis, based on the monthly installment, and shall be payable in advance. Rent shall be payable in lawful money of the United States to Landlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing. If Tenant occupies the Premises prior to the Commencement Date, such occupancy shall be subject to all provisions hereof and shall not advance the last day of the Lease Term. Tenant and Tenant's Agents may enter upon the Premises at any time after Landlord tenders possession thereof to complete the Building Fit-Out (as defined in Exhibit B and including, but not limited to, the installation of telephone equipment and communications wiring and cabling, the placement of furniture and equipment and other work in preparation for occupancy), without advancing the Phase I or Phase II Rent Commencement Dates or otherwise triggering any obligation to pay Rent pursuant to this Section 3(A) or Additional Rent pursuant to
                 Section 6(A).

         (B)     Rent Schedule.

                 Effective January 1, 1998, the Rent payable pursuant to
                 Section 3(A) shall be increased to equal Three Million Five Hundred Four Thousand Five Hundred Forty-One Dollars ($3,504,541.00) per annum. On each anniversary of the Phase I Rent Commencement Date occurring after January 1, 1998 and prior to the end of the Initial Term (each an "Adjustment Date"), the Rent set forth in the preceding sentence shall be increased to reflect increases in the cost of living in accordance with the following procedure:

                 (1) The Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W), U.S. City Average, All Items (1982-84=100) (herein referred to as the "Index"), as published by the U.S. Department of Labor, Bureau of Labor Statistics, which is published for the bimonthly reporting period ending most recently prior to the Adjustment Date (herein referred to as the "Adjustment Index"), shall be compared with the Index published for the same reporting period twelve (12) months prior thereto (herein referred to as the "Beginning Index"). If the Adjustment Index has changed from the Beginning Index, the percentage change between the Beginning Index and the Adjustment Index shall be determined. There shall be added to such percentage change five (5) percentage points, and the resulting sum shall be referred to herein as the "Escalation Factor". For example, if the Adjustment Index is two percent (2%) higher than the Beginning Index, then the Escalation Factor for such adjustment shall equal seven percent (7%), and if the Adjustment Index is one percent (1%) lower than the Beginning Index, then the Escalation Factor for such adjustment shall equal four percent (4%).

                 (2) The Escalation Factor determined in Section 3(B)(1) shall be multiplied by the Rent in effect immediately prior to such Adjustment Date (as such rent may have been escalated pursuant to the terms hereof) to arrive at the amount (the "Escalation Amount") of the increase in the Rent pursuant to this Section 3(B) for the period commencing with such Adjustment Date and ending on the day preceding the next Adjustment Date (each an "Adjustment Year"). In no event, however, shall any Escalation Amount for any Adjustment Year exceed two and six/tenths percent (2.6%) of the Rent in effect immediately prior to such Adjustment Date.

                 (3) The Escalation Amount determined in Section 3(B)(2) shall, subject to the limitation set forth in the last sentence thereof, be added to the Rent in effect immediately prior to such Adjustment Date to arrive at the Rent payable for such newly commencing Adjustment Year.

                 (4) In no event shall the Rent payable during any Adjustment Year be less than the Rent in effect immediately prior to the commencement of such Adjustment Year.

                 (5) If the Index is changed so that a base year other than 1982-84 is used, the Index used herein shall be converted in accordance with the conversion factor published by the U.S. Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or otherwise revised during the Lease Term, such other government index or computation with which the Index is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

                 (6) Promptly after the adjustment of the Rent is determined for each Adjustment Year, Landlord shall submit to Tenant a statement setting forth the Escalation Amount for such Adjustment Year and the computations by which it was determined. Since the actual increase in the Rent may not be determined until after the start of a new Adjustment Year, until the actual Escalation Amount is determined the Tenant shall continue to make monthly payments of Rent in the amount in effect immediately prior to the Adjustment Date. In such event, Landlord's statement shall, in addition to the actual Escalation Amount for such Adjustment Year and the computations by which it was determined, set forth the difference between the monthly Rent payments theretofore paid by Tenant for such Adjustment Year and the actual amount of Rent determined to be owing for the period for which such Rent has been paid (inclusive of the Escalation Amount). If the actual amount determined to be owing is greater than Tenant's payments for the same period, the deficiency shall be paid by Tenant together with the next monthly installment of Rent due at least fifteen (15) days after the amount of the deficiency is determined (but in all events not later than forty-five (45) days after the amount of such deficiency is determined).

                 The Rent payable for the First and Second Extension Periods shall escalate on each anniversary of the Phase I Rent Commencement Date occurring during such Extension Periods in accordance with the then-current market escalation formula (such current market escalation formula to be determined by the brokers establishing the New Rental Rate, in accordance with the procedure set forth in Section 2(B) (except that the determination of the third broker, if any, shall be controlling as to the constituent components of such current market escalation formula, if the brokers appointed by the parties shall fail to agree on such components), at the time the New Rental Rate is determined).

     (C)         Place of Payment.

                 Rent, Additional Rent and other sums owed by Tenant shall be paid to Landlord at the offices of Landlord's property manager at 1115 30th Street, N.W., Washington, D.C. 20007, or at such place as Landlord may designate from time to time in writing.

     (D)         Late Charge.

                 Tenant hereby acknowledges that late payment by Tenant of Rent, Additional Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease. Therefore, if any installment of Rent, Additional Rent or any other sum due from Tenant shall not be received by Landlord when such amount is due, Tenant shall pay to Landlord a late charge of four percent (4%) of such overdue amount. Additionally, Tenant shall pay to Landlord the Default Rate (as set forth in Section 29) on all sums in default. Acceptance of such late charge and/or the Default Rate by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, or prevent Landlord from exercising any other right or remedy available to Landlord. Landlord agrees to waive the imposition of such late charge and interest on one (1) occasion in any twelve
                 (12) month period provided that no such late charge waiver has been granted or exercised in the preceding twelve (12) months, and the overdue payment is paid within five (5) business days after notice from Landlord that the payment was not paid when due.

         (E)     Receipt.

                 The Phase I Rent for the first month of the Lease Term will be paid by Tenant on the Commencement Date.

         (F)     Intentionally Omitted.

4.       PERMITTED USE.

         Tenant covenants that the Premises will be used solely for general and executive office purposes in accordance with the terms hereof (the "Permitted Use") and for no other purpose whatsoever. "General and executive office purposes" shall be deemed to be limited to general office use (which shall be deemed to include (a) laser and other types of printing customarily employed in first-class business offices; (b) data processing and word processing services; (c) telephone, telecopier and other business communications systems; (d) storage of files, papers, microfilm and other storage media as customarily performed in first-class business offices; (e) video display, screening and media rooms; (f) conference rooms; (g) classrooms for training and presentations; (h) executive placement and travel agency services; and (i) a messenger service), and the following incidental and ancillary uses (each an "Ancillary Use" and collectively, "Ancillary Uses"): (i) one or more cafeterias, dining rooms and warming pantries (each of which may include facilities for the refrigeration, preparation, cooking and service of food); (ii) the sale, by vending machines, of items commonly sold in office vending machines, including soft drinks, food, candy and cigarettes; (iii) an exercise facility; (iv) shower and locker room facilities; and (v) in portions of the Premises situated on the ground floor and/or lower level of the Building, food service operations and other retail uses approved by Landlord (such consent not to be unreasonably withheld or delayed, but such consent may be made subject to Tenant's agreement to such reasonable conditions and restrictions as Landlord may require (including, but not limited to, those set forth on the attached Exhibit H) . All such Ancillary Uses shall be subject to the terms of this Lease and the applicable terms of the attached Exhibit H. Nothing herein contained shall be deemed to grant Tenant the exclusive right to engage in such Ancillary Uses at any time when Tenant leases less than all of the Building and Tenant acknowledges that it has received no written or oral inducements from Landlord or any of Landlord's representatives that Tenant will be granted any such exclusive rights. Tenant shall not use, store or dispose of any materials posing a health or environmental hazard in or about the Building or the Property; provided that, the foregoing shall not be deemed to prohibit the storage and use of normal and reasonable quantities (not for resale) of ordinary and customary office and cleaning supplies utilized in first-class offices (collectively, "Permitted Materials"). All such storage and use covered by the preceding sentence shall be made in accordance with all applicable Federal, state and local laws, ordinances, rules and regulations, as the same may be amended from time to time (Tenant hereby expressly agreeing to obtain all required permits and pay any and all fees and provide any testing required by any governmental agency in connection therewith), and shall be subject to the following further conditions:

         (i) in all events Tenant shall, upon the expiration or sooner termination of this Lease, promptly remove all hazardous, toxic, radioactive and/or carcinogenic substances, pollutants, contaminants and/or materials (including, but not limited to, any storage tanks or containers for the same) brought into or upon the Property (including , but not limited to, the Premises) by Tenant or any of Tenant's Agents or any third party for or on behalf of Tenant or any of Tenant's Agents; and

         (ii) notwithstanding any provision hereof to the contrary, in the event that any applicable Federal, state or local law, ordinance, order, rule, regulation or other restriction shall, at any time during the Term of this Lease or any renewal or extension hereof, (a) require that Tenant discontinue the use or storage, or otherwise restrict or regulate the use, of any hazardous, toxic, radioactive and/or carcinogenic substances, pollutants, contaminants and/or materials (including, but not limited to, any storage tanks or containers for the same) brought upon the Property (including, but not limited to, the Premises) by or on behalf of Tenant or Tenant's Agents, or (b) shall require that Landlord or Tenant or any of Tenant's Agents remediate, clean-up or abate the effects of past use, storage or disposal of substances brought into or upon the Property (including, but not limited to, the Premises) by Tenant or any of Tenant's Agents or any third party for or on behalf of Tenant or any of Tenant's Agents, Tenant shall, at Tenant's sole expense,

                 (1) where required, immediately remove such substances (to the extent brought into or upon the Property (including, but not limited to, the Premises) by Tenant or any of Tenant's Agents or any third party for or on behalf of Tenant or any of Tenant's Agents) from the Property (including, but not limited to, the Premises);

                 (2) promptly comply with all applicable laws, ordinances, order, rules, regulations and restrictions; and

                 (3) promptly remediate, clean-up and abate the effects of past use, storage and/or disposal by Tenant or any of Tenant's Agents by any third party on behalf of Tenant or any of Tenant's Agents as required by applicable laws, ordinances, orders, rules, regulations and restrictions.




         (iii) Tenant shall defend, indemnify and hold Landlord and the Property harmless from and against any claims, costs, damage, expense and liability which may be asserted against Landlord and/or the Property on account of such storage, use, disposal, remediation, clean-up and/or abatement by Tenant or any of Tenant's Agents or by any third party on behalf of Tenant or any of Tenant's Agents.

         Landlord shall bear the cost of removing from the Property any hazardous materials that were not introduced by Tenant or any of Tenant's Agents and that are hereafter reasonably required to be removed to avoid a health or environmental hazard. Tenant further covenants that the Premises will not be used or occupied for any unlawful purposes. Tenant agrees to and shall use the Premises solely for the purpose of conducting the Permitted Use and for no other business or purpose. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance, or, at any time when Tenant leases less than the entire Building, any other act or thing which disturbs the quiet enjoyment of any other tenant in the Property.

5.       EXPENSES; SERVICES.

         (A)     Taxes.

                 Landlord shall pay all taxes applicable to the Property which are payable during the Lease Term. As used herein, the term "taxes" shall mean real estate taxes, assessments (whether general or special), sewer rents, rates and charges, transit and other special taxing district taxes, taxes based upon the receipt of Rent or other payments hereunder which are in substitution for, or in addition to, real estates taxes, and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes, inheritance, estate or gift taxes, net profit taxes or any other taxes imposed upon or measured by Landlord's net income or profits), which may now or hereafter be levied, assessed or imposed against the Property or Premises (collectively, "Taxes"). Additionally, Landlord shall have no obligation to protest Taxes, but if Landlord does protest Taxes, the reasonable cost of such protest shall also be deemed Taxes. In the event that Landlord elects not to protest Taxes, Tenant shall have the right to challenge or appeal such assessment in Landlord's name but at Tenant's sole expense, and Landlord shall cooperate in such challenge or appeal (including executing such forms as may be reasonably necessary to institute and prosecute such action); provided that, (i) Tenant shall have no right to challenge or appeal any Tax assessment during the last two (2) years of the Lease Term, and (ii) in the event Tenant then leases less than all of the Building, Tenant shall pay one hundred percent (100%) of any increase in Taxes resulting from any challenge or appeal of Taxes filed by Tenant.

     (B)         Insurance.

                 Landlord shall provide insurance for the Property as set forth in Section 9(A) ("Insurance"). So long as Principal Mutual Life Insurance Company ("PMLIC") or another entity owned or controlled by PMLIC or under common control with PMLIC, in whole or part, is the Landlord hereunder, Landlord shall have the right to self-insure (in which event, Operating Expenses shall include the reasonable costs which would have been incurred if Landlord had obtained the insurance set forth in
                 Section 9(A) from a third party, subject to the limitation set forth in Section 5(G)).

     (C)         Services.

                 (1) Subject to the terms hereof, continually through the Lease Term, Landlord will furnish to the Premises heating, air-conditioning and ventilation during the seasons in which they are required, in accordance with the standards set forth in Exhibit F attached hereto. Continually through the Lease Term, Landlord will provide: electricity; water; elevator service; exterior and interior window-cleaning service; and, in accordance with the standards set forth in Exhibit G attached hereto, janitorial service after 6:00 p.m. on Monday through Friday only (excluding holidays). Upon Tenant's request, Landlord agrees to amend Exhibit G from time to time to incorporate services which are commensurate with services furnished in other first-class office buildings in the Fair Oaks/Fair Lakes submarket of Fairfax County, Virginia. The hours of operation of the Building will be 8:00 a.m. to 7:00 p.m. on Monday through Friday (except holidays) and 9:00 a.m. to 2:00 p.m. on Saturday (except holidays) and such additional hours, if any, as Landlord and Tenant from time to time determine; provided that, at any time Tenant does not lease the entire Building, Tenant's consent shall not be required for any expansion of the hours of operation of the Building which is consistent with the hours of operation for other first-class office buildings in the Fair Oaks/Fair Lakes submarket of Fairfax County, Virginia. Tenant shall pay for after-hours HVAC service a reasonable charge reasonably established by Landlord from time to time to compensate Landlord for the reasonably estimated incremental wear on the Building's HVAC system resulting from such after-hours usage (it being understood that all personnel, electricity, water and maintenance costs relating to both scheduled and after-hours HVAC service are being included in the Operating Expenses of the Building); provided that, for any period in which Tenant does not lease the entire Building, such charge shall also include the reasonable cost of personnel, electricity, water and maintenance charges incurred as a result of such after-hours HVAC service (and such cost shall be excluded from Operating Expenses of the Building). Additionally, at such times as Tenant does not lease the entire Building, Landlord shall also have the right to require a separate meter be installed to meter Tenant's utility usage within the Premises, with the cost of such meter to be borne by Landlord. In such event, Tenant shall pay for such utility usage in a timely manner to either Landlord or directly to the utility if required by Landlord, and there shall be an equitable adjustment of Operating Expenses to reflect such separate metering. As used in this Section, the term "holidays" shall mean New Year's Day, Presidents Day, Martin Luther King Jr.'s Birthday (in even-numbered years only), Memorial Day, Independence Day, Labor Day, Columbus Day (in odd-numbered years only), Thanksgiving Day, the day after Thanksgiving, and Christmas, as such list of holidays may be modified by Tenant from time to time; provided that, at such time as Tenant leases less than all of the Building, Tenant shall have no further right to modify such list of holidays, and Landlord shall have the right to modify such list of holidays to conform to the building holidays generally recognized by first-class buildings in the Fair Oaks/Fair Lakes submarket of Fairfax County, Virginia. Subject to the terms hereof, at least two
                 (2) elevators in the Building shall be in service at all times.

                 (2) In the event of (i) any interruption of essential utilities or services due to Landlord's gross negligence or willful misconduct or a failure of the base Building HVAC System to meet the HVAC specifications set forth on Exhibit F, which interruption or failure continues for more than two (2) consecutive business days, or (ii) any interruption of essential utilities or services not due to Landlord's gross negligence or willful misconduct which continues for more than five (5) consecutive business days, then, provided such interruption or failure shall render a material portion of the Premises untenantable, all Rent and Additional Rent payable hereunder with respect to such portion of the Premises shall thereafter be abated until such portion of the Premises is tenantable. Landlord shall proceed with due diligence to remedy any such interruption as promptly as reasonably feasible.

                 (3) Throughout the Lease Term, the Building shall be managed and operated in a manner commensurate with the standards prevailing for other first-class office buildings of comparable age, equipment and facilities in the Fair Oaks/Fair Lakes sub-market of Fairfax County, Virginia (such standard being referred to herein as "first-class").

                 (4) Landlord shall not employ any cleaning contractor for the Building without Tenant's prior written approval (Tenant hereby agreeing not to unreasonably withhold, condition or delay such consent). In the event Tenant determines that the janitorial services being furnished by Landlord are unsatisfactory, in Tenant's reasonable judgment, Tenant shall deliver written notice to Landlord specifying the manner in which the services are deemed by Tenant to be deficient. If the deficiencies are not, in Tenant's reasonable judgment, substantially corrected during the next succeeding thirty (30) days after delivery of such deficiency notice, then Tenant may deliver a further notice to Landlord advising Landlord of such fact and Landlord shall terminate the contract for janitorial services to the Building. Promptly thereafter, Landlord shall enter into a new contract for janitorial services to the Building with a contractor approved by Tenant (Tenant hereby agreeing not to unreasonably withhold, condition or delay such approval).

                 (5) It is acknowledged that the initial management agent for the Building will be Trammell Crow Real Estate Services, Inc. ("TC"). Landlord shall not employ any other management agent for the Building who is not, in Landlord's reasonable discretion, a first-class property management agent. In the event Tenant determines that the manager of the Building (whether TC or any other manager) is not operating the Building in a first class manner, in Tenant's reasonable judgment, then Tenant may deliver written notice to Landlord specifying the manner in which the operation of the Building is deemed deficient. Landlord agrees to consider, in good faith, any bona fide complaint Tenant may have with regard to the managing agent of the Property and, to the extent Landlord in its reasonable business judgment agrees with Tenant's complaint, Landlord shall institute reasonable measures to cure such complaint.

                 (6) Landlord shall not adopt or materially modify an annual operating budget for the Building without first reviewing said budget with Tenant. Landlord agrees to consult with Tenant at Tenant's request from time to time about the services being furnished hereunder to the Building. In the event Tenant at any time requests that Landlord adjust (either to increase or to decrease) the level of services being furnished to the Property, Landlord agrees to confer with Tenant about such request and to make any reasonable adjustment requested by Tenant that (i) does not materially impair the overall operation of the Building, (ii) does not prohibit Landlord from carrying out sound maintenance practices in keeping with industry standards for comparable properties, and (iii) does not otherwise adversely affect the Building or Property or the value thereof; provided that, (x) Tenant shall have no right to decrease the level of services to be provided to the portions of the Property excluding the Premises if Tenant is then leasing less than all of the Building, and (y) if Tenant is leasing less than all of the Building, Tenant shall pay all costs and expenses associated with any increase in services (whether by addition of new services or increase in the level of existing services, any capital improvement costs associated therewith being amortized over the shorter of the useful life of such capital improvement(s) or the period constituting the remainder of the Lease Term for which Tenant is obligated, with interest thereon at the Prime Rate immediately prior to such costs being incurred), if and then only to the extent, Landlord reasonably determines (and so informs Tenant prior to implementing the new or increased level of service) that the level of services requested by Tenant exceeds the level of services commonly provided in other first-class office buildings in the Fair Oaks/Fair Lakes submarket of Fairfax County, Virginia.

                 (7) Tenant shall have the right to participate in any discussions or communications between Landlord and the local electric power company concerning the designation of an electricity rate schedule for the Building, and Landlord agrees to use reasonable efforts to provide Tenant reasonable prior notice of any planned meeting between Landlord and power company representatives to discuss such issue.

         (D) Utilities. Except for utilities for which Tenant contracts directly, Landlord shall pay all utility bills incurred for water, gas, electricity, fuel, light, heat and power. Except as otherwise set forth in Section 5(C)(2), Landlord shall not be liable for any failure to furnish, or for any loss, injury or damage caused by or resulting from any variation, interruption or failure of utilities or services.

         (E)     Compliance with Laws.

                      (1) Tenant, at Tenant's sole expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county, and municipal authorities now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to Tenant's particular use, occupancy or alteration of the Premises (as distinct from office use generally). Without limiting the foregoing, and notwithstanding anything herein contained to the contrary, Tenant shall be solely responsible for obtaining and maintaining all necessary governmental and quasi-governmental approvals, consents, licenses and permits (Tenant hereby agreeing to provide copies thereof to Landlord upon receipt) for all Ancillary Uses, and conducting such Ancillary Uses in full compliance with all applicable laws, codes and regulations at all times (including, but not limited to, the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and health and safety codes).

                      (2) Landlord agrees to comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county, and municipal authorities now in force or which may hereafter be in force and applicable to the Property, excluding, however, any such law, rule, order, ordinance, direction, regulation or requirement which shall impose any duty upon Landlord or Tenant with respect to Tenant's particular use, occupancy or alteration of the Premises (as distinct from office use generally); provided that, (i) Landlord shall be entitled to utilize any "grandfathering" or other exclusion or exception from compliance which may be lawfully available,
                 (ii) Landlord shall have no obligation to cause any area of or equipment in the Premises (or portion of either), which Tenant intends to alter, modify, improve, demolish or remove as part of the Building Fit-Out, to comply with such laws, rules, orders, ordinances, directions, regulations or requirements, and (iii) Tenant shall be solely responsible for compliance with all laws, rules, orders, ordinances, directions, regulations and requirements pertaining to the Ancillary Uses. Except to the extent incurred in connection with the performance of the Landlord's Work or incurred in order to cure a violation of law which is required to be corrected prior to the Commencement Date, all costs, expenses and fees (including, but not limited to, reasonable attorneys' and consultants' fees) incurred in connection with the performance of Landlord's obligations pursuant to this Section 5(E)(2) shall be included in Operating Expenses.

         (F)     Condition of Premises.

                 Notwithstanding anything to the contrary contained herein, Tenant shall keep, maintain and preserve the Premises in a first class condition at all times except for ordinary wear and tear, and except for damage or destruction due to casualty or condemnation which Landlord is required to repair; provided that, this sentence shall not be deemed to require or authorize Tenant to perform any repairs or alterations which are Landlord's obligation hereunder. Except as otherwise set forth herein, Landlord agrees to maintain and repair the Building in accordance with Section 13 hereof.

         (G)     Operating Expenses Defined.

                 Operating Expenses shall mean all costs and expenses incurred by Landlord in connection with the maintenance, repair, management and operation of the Property (including, but not limited to, the provision of the services required to be provided by Landlord hereunder), determined in accordance with sound accounting principles prevailing in the insurance and real estate industries, consistently applied, including, but not limited to, the following: (a) electricity, gas, water, sewer and other utility charges; (b) commercially reasonably premiums and other charges for insurance (including, but not limited to, premiums for loss of rents insurance); (c) management fees incurred in the management of the Property (not to exceed the fair market value of the goods and services provided in exchange therefor, and, during the first (1st) three (3) years of the Initial Term, not to exceed two percent (2%) of gross aggregate Rent and Additional Rent due hereunder); (d) costs incurred in connection with service and maintenance contracts; (e) maintenance and repair expenses (including, but not limited to, landscaping and repairs and maintenance to the Property); (f) amortization (calculated over the useful life of the improvement, with interest at the Prime Rate immediately prior to Landlord incurring such capital expenditures) for capital expenditures made by Landlord that are (i) required in order to comply with changes in laws (exclusive of capital improvements to be performed by Landlord pursuant to Exhibits B-2 and/or B-3), or (ii) reasonably expected to result in a net decrease in Operating Expenses; (g) salaries, wages, benefits and other expenses of Building personnel (except as excluded below); (h) legal fees (except as excluded below), administrative expenses and accounting fees (except as excluded below); (i) costs of any service not provided to the Property on the Commencement Date but thereafter provided by Landlord in the prudent management of the Property; (j) charges for janitorial, char and cleaning services and supplies furnished to the Property; and (k) any other expense reasonably incurred by Landlord in maintaining, repairing, managing or operating the Property. Operating Expenses shall not include (a) interest and amortization of mortgages or any other encumbrances or debt; (b) ground rent;
                 (c) depreciation of the Property, any equipment (other than personal property utilized in the operation, maintenance, management or repair of the Property), or any other improvements; (d) any capital expenditures (other than those permitted above); (e) legal fees and all other costs and expenses incurred in disputes with any lenders or ground lessors, or in connection with the sale or financing of all or any part of the Property or Landlord's interest therein; (f) salaries, wages, fringe benefits or other compensation paid or provided to executives of Landlord or any personnel above the level of building manager (except to the extent of their direct involvement in the management of the Building, Landlord and Tenant hereby confirming their intent that Operating Expenses shall exclude all salaries, wages and fringe benefits or other compensation paid to executives or other personnel to the extent attributable to the performance of duties above the level of building manager); (g) the cost of any goods or services purchased from an individual or entity which is a parent, subsidiary or affiliate which controls, is controlled by, or is under common control with, Landlord to the extent such cost exceeds the cost that would be incurred in an arm's-length transaction with an unrelated party; (h) any cost to the extent reimbursed by the proceeds of insurance, condemnation award, refund, credit or warranty; (i) legal and other costs (including the prepayment of any indebtedness) incurred in connection with any mortgaging, financing, refinancing, or sale of the Property or entering into or modifying any ground lease; (j) original construction costs for the Property; (k) payments for equipment rented under long-term leases which would constitute capital expenditures if such equipment were purchased (except to the extent the same would constitute a capital expenditure permitted to be included in Operating Expenses pursuant to this Section 5); (l) any fines or penalties incurred as a result of a violation by Landlord of any legal requirements or any of its obligations and duties hereunder (except to the extent caused by Tenant or any of Tenant's Agents); (m) interest or penalties arising by reason of Landlord's failure to pay any Operating Expenses when due (except to the extent caused by Tenant or any of Tenant's Agents); (n) reserves for replacements or repairs; (o) accounting fees not incurred in connection with the operation and management of the Property or the preparation of any statements required under this Lease; (p) the cost of any personnel, materials or services shared by the Building and any other buildings owned or operated by Landlord, to the extent reasonably allocable to such other buildings; (q) any cost, expense or fee incurred for any item included in Operating Expenses (other than insurance premiums, utility charges, and goods and services specifically purchased at Tenant's request), to the extent such cost, expense or fee exceeds the range of fair market value for the goods or services in question; and (r) at any time that Tenant is not leasing the entire Building, the cost of any service to the extent furnished without charge to any other tenant of the Building to a materially greater extent than is furnished to the Premises.

     (H)         Tenant's Audit Right.

                 (1) In the event Tenant desires to review or audit any annual statement of actual Operating Expenses and/or Taxes, Tenant shall notify Landlord in writing within one hundred eighty (180) days of receiving such statement (failing which, such statement shall be deemed conclusive). Not earlier than twenty (20) days, nor later than one hundred twenty (120) days after such notice is delivered to Landlord, Tenant shall have the right to inspect and review, or to cause an independent, certified public accountant employed by Tenant to inspect and audit Landlord's books and records relating to the calendar year to which the statement relates, at the Washington, D.C. metropolitan area office of Landlord's managing agent during regular business hours. In the event Tenant elects to employ a certified public accountant for purposes of conducting such inspection and review, such certified public account shall have at least five (5) years experience as a certified public accountant; provided that, no such certified public accountant shall be compensated on a contingency fee basis.

                 (2)      Tenant shall provide Landlord not less than twenty
                 (20) days notice of the date on which Tenant or Tenant's accountant desires to examine Landlord's books and records during regular business hours. Prior to the performance of such examination, Tenant and, if applicable, Tenant's certified public accountant each shall execute a reasonable form of non-disclosure agreement providing that the information disclosed in connection with such examination be kept confidential. Tenant shall cause the results of such examination to be communicated in writing to Landlord.

                 (3) If Landlord does not agree with the examination results submitted by Tenant, Landlord's accountant and Tenant (or, if applicable, Tenant's certified public accountant) shall endeavor to resolve any differences. If such parties are unable to resolve all differences within sixty (60) days, Landlord and Tenant shall select an independent, certified public accountant who satisfies the criteria set forth above (but failing agreement, either party may request such appointment be made by the American Arbitration Association or any recognized successor thereto) to resolve the same. Such jointly selected accountant, after executing a reasonable form of non-disclosure agreement, shall make an independent audit of the unresolved issue(s), the results of which shall be binding on Landlord and Tenant.

                 (4) If such independent audit shows that the amounts paid by Tenant to Landlord on account of Operating Expenses and/or Taxes exceeded the amounts to which Landlord was entitled hereunder, Landlord shall promptly credit the amount of such excess against Tenant's next due Rent payment. If such audit shows that the amounts paid by Tenant to Landlord on account of Operating Expenses and/or Taxes were less than the amounts to which Landlord was entitled hereunder, Tenant shall pay to Landlord the amount of such shortfall within thirty (30) days of the date Tenant is notified of the error. Except as otherwise expressly provided below, all costs and expenses of Tenant's audit (including, without limitation, reasonable copying charges) shall be paid by Tenant. In addition, Tenant shall be responsible for the costs incurred in connection with the third accountant (including, without limitation, reasonable copying charges) unless such audit discloses that the amounts paid by Tenant to Landlord for the year in question exceeded the amounts to which Landlord was entitled by more than three percent (3%), in which event Landlord shall promptly reimburse Tenant for the reasonable costs and expenses incurred in connection with Tenant's audit and such third accountant. Landlord shall pay any accountant employed by it to act as Landlord's accountant.

6.       ADDITIONAL RENT.

         (A) It is understood that the Rent set forth in Section 3(A) (as adjusted pursuant to Section 3(B)) was negotiated with the agreement that Tenant will pay, in addition to the Rent specified in Section 3(A) (as adjusted pursuant to Section 3(B)), Tenant's Proportionate Share (as herein defined) of all Taxes and Operating Expenses pertaining to the Property from and after the Phase II Rent Commencement Date. As used herein, the term "Tenant's Proportionate Share" shall mean the ratio of the total rentable square footage of Premises (as the same may be decreased pursuant to Section 2(B)(ix)) to the total rentable square footage of the Building (as such amounts are calculated pursuant to the attached Exhibit A-14) (the parties hereby acknowledging that, until an adjustment to the rentable area of the Premises pursuant to Section 2(B)(ix), Tenant's Proportionate Share shall mean one hundred percent (100%)). On or before January 1st of each calendar year commencing during the Lease Term or as soon as practicable thereafter, Landlord shall furnish to Tenant a reasonable estimate of the Taxes and Operating Expenses for the calendar year in question. The estimate, and each annual statement of Taxes and Operating Expenses, shall include a line item expense for each category of Operating Expenses and Taxes. Tenant shall pay to Landlord the Tenant's Proportionate Share of the estimate of such Taxes and Operating Expenses in equal monthly installments at the same time and place as Rent is to be paid. Landlord will furnish a statement of the actual Taxes and Operating Expenses for each year during the Lease Term no later than April 1st of the following year. In the event that Landlord is, for any reason, unable to furnish the statement of the actual Taxes and Operating Expenses within the time specified above, Landlord will furnish such statement as soon thereafter as practicable (but no later than May 1st of each year) and such statement shall have the same force and effect as if delivered within the time specified above.
                 Tenant will pay to Landlord any excess of the Tenant's Proportionate Share of the total amount of Taxes and Operating Expenses for each year above the estimated payments made by Tenant with respect thereto, as shown by such statement, within thirty (30) days of receipt of such statement.
                 Landlord shall refund to Tenant any excess (as shown by such statement) of the estimated payments by Tenant above the Tenant's Proportionate Share of the total Taxes and Operating Expenses within thirty (30) days of the date of the statement; provided that, Landlord's obligation to refund any such excess shall be suspended for the duration of any default by Tenant hereunder. Landlord will keep books and records showing the Taxes and Operating Expenses in accordance with sound accounting principles prevailing in the real estate and insurance industries, consistently applied.

         (B) For the period commencing on the Phase I Rent Commencement Date, or any earlier date (the "Phase I Early Operation Date") on which Tenant commences to operate its business in the Premises, or subleases or otherwise utilizes all or a portion of the Phase I Premises for purposes other than the Building Fit-Out, and ending on December 31st of the calendar year in which the Phase I Rent Commencement Date shall occur, Tenant shall pay to Landlord the product (the "1997 Phase I Tax and Operating Expense Payment") of (i) the rentable area of the Phase I Premises, multiplied by (ii) Six and fifty/one hundredths Dollars ($6.50) per annum (pro-rated on a daily basis according to the number of days in such calendar year which are included in the Lease Term), in equal monthly installments; provided that, in the event the Phase I Early Operation Date shall occur prior to the Phase I Rent Commencement Date, the 1997 Phase I Tax and Operating Expense Payment allocable to the period commencing on such Phase I Early Operation Date and ending on the day preceding the Phase I Rent Commencement Date shall be calculated (subject to daily pro-ration as aforesaid, if applicable) by multiplying (i) the sum of the entire rentable area of each floor of the Phase I Premises on which Tenant has commenced to operate its business, or has subleased or otherwise utilized all or a portion of the floor for purposes other than the Building Fit-Out (whether or not such entire floor is so utilized), by
                 (ii) Six and fifty/one hundredths Dollars ($6.50). Landlord and Tenant hereby acknowledge that the foregoing amounts are based on the parties' agreed estimate that the Taxes and Operating Expenses for said calendar year will be approximately Six and fifty/one hundred Dollars ($6.50) per rentable square foot.

         (C) In the event Tenant shall, prior to January 1, 1998, commence to operate its business in the Phase II Premises or shall sublease or otherwise utilize all or a portion of the Phase II Premises for purposes other than the Building Fit-Out ("Early Use"), Tenant shall, in addition to the 1997 Phase I Tax and Operating Expense Payment, pay to Landlord, with respect to the period commencing on the first (1st) day of such Early Use and ending on December 31, 1997, the product (the "1997 Phase II Tax and Operating Expense Payment") equal (subject to daily pro-ration as aforesaid, if applicable) to (i) the sum of the entire rentable area of each floor of the Phase II Premises on which Tenant has commenced such Early Use (whether or not such entire floor is being utilized for such Early Use), multiplied by (ii) Six and fifty/one hundredths Dollars ($6.50) per annum. Landlord and Tenant hereby acknowledge that the foregoing amount is based on the parties' agreed estimate that the Taxes and Operating Expenses for said calendar year will be approximately Six and fifty/one hundred Dollars ($6.50) per rentable square foot.

         (D) Actual Taxes and Operating Expenses for calendar year 1997 shall be reconciled against estimated payment(s) pursuant to the foregoing Section 6(B) and/or 6(C) in accordance with the procedure set forth in Section 6(A).

         (E) In addition to the foregoing, Tenant shall reimburse Landlord upon demand for all reasonable costs, expenses and fees incurred by or on behalf of Landlord as a result of the Building Fit-Out during any period commencing after the Phase I Rent Commencement Date (including, but not limited to, any increase in Building utility costs).

         (F) Any and all payments (other than Rent) required to be made by Tenant pursuant to this Lease shall be deemed additional Rent ("Additional Rent"). Landlord shall have the same rights and remedies for said payments as for Rent.

         (G) In the event that, at any time when Tenant is leasing less than the entire Building, Landlord furnishes any utility or service which is included in Operating Expenses to less than ninety-five percent (95%) of the rentable area of the Property because (i) the average occupancy of the Property for the year in question was not equal to or greater than ninety-five percent (95%), (ii) such utility or service is not required by or provided to one or more of the tenants of the Property, or
                 (iii) any tenant occupant is itself obtaining or providing any such utility or services, then Operating Expenses for such year shall be adjusted to include all additional costs, expenses and disbursements that Landlord reasonably determines would have been incurred if Landlord had provided such utilities and services to all rentable areas of the Property. The intent of this section is to ensure that the reimbursement of Operating Expenses is fairly and equitably allocated among the tenants receiving the utilities and services in question.

7.       SORTING AND SEPARATION OF REFUSE AND TRASH.

         (A) Tenant covenants and agrees, at Tenant's sole cost and expense, to comply with all applicable present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Without limiting the generality of the foregoing, Tenant shall prepare and submit for Landlord's approval (not to be unreasonably withheld, conditioned or delayed) a recycling plan for the Building which complies with applicable law, and Tenant shall comply with the approved recycling plan. Neither Landlord's review of the Tenant's recycling plan nor any coordination therewith by Landlord shall constitute a warranty by Landlord regarding the compliance of such recycling plan with applicable laws, regulations, codes or governmental or quasi-governmental requirements, nor shall Landlord have any liability with regard to such recycling plan. Tenant shall sort and separate waste products, garbage, refuge and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles provided by Tenant and reasonably approved by the Landlord. Such separate receptacles may, at Landlord's option, be removed from the Premises in accordance with a collection schedule prescribed by law or by Landlord.

         (B) Landlord reserves the right to refuse to collect or accept from Tenant any waste products, garbage, refuse or trash that is not separated and sorted as required by law, and to require Tenant to arrange for such collection at Tenant's sole cost and expense, utilizing a contractor satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this Section
                 7. Tenant, at Tenant's sole cost and expense, shall indemnify, defend and hold Landlord harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Landlord.

8.       HAZARDOUS SUBSTANCES.

         (A) The term "Hazardous Substances" shall mean pollutants, contaminants, toxic or hazardous wastes, chemicals or materials, or any other substances, the use, storage, manufacture, disposal and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any "Environmental Law", which term shall mean any federal, state or local law, regulation, order, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment.
                 Tenant hereby agrees that: (A) no activity will be conducted by Tenant or any of Tenant's Agents on the Property or Premises that will produce, utilize or otherwise involve the manufacture, use, storage or disposal of any Hazardous Substances, except for those Permitted Materials permitted pursuant to Section 4 hereof; (B) no portion of the Property or the Premises will be used by Tenant or any of Tenant's Agents as a landfill or a dump; (C) neither Tenant nor any of Tenant's Agents will install any underground tanks of any type; (D) neither Tenant nor any of Tenant's Agents will cause or authorize any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; and (E) neither Tenant nor any of Tenant's Agents will cause or authorize any Hazardous Substances to be brought onto the Property or Premises, except for the Permitted Materials described above, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken by Tenant pursuant to all Environmental Laws. Landlord or Landlord's representatives shall have the right (after reasonable advance notice except in the event of an emergency (in which event no notice shall be required)), but not the obligation, to enter the Premises for the purpose of inspecting the storage, use and disposal of Permitted Materials to verify compliance with all Environmental Laws. Should it be determined, in Landlord's reasonable opinion, that Permitted Materials are being improperly stored, used, or disposed of, then Tenant shall immediately take such corrective action as is reasonably requested by Landlord. Should Tenant fail to commence to take such corrective action within 24 hours, Landlord shall have the right (but not the obligation) to perform such work and Tenant shall promptly reimburse Landlord for any and all reasonable costs associated with said work. If at any time during or after the Lease Term, the Property is found to be contaminated or subject to such surface or subsurface conditions then, to the extent caused by the acts or omissions of Tenant or any of Tenant's Agents or any third party on behalf of Tenant or any of Tenant's Agents, Tenant shall diligently institute proper and thorough cleanup procedures at Tenant's sole cost. Tenant agrees to indemnify, defend and hold harmless Landlord, its lenders, any managing agents and leasing agents of the Property, and their respective agents, partners, officers, directors and employees, from all claims, demands, actions, liabilities, reasonable costs, reasonable expenses, penalties (whether civil or criminal), damages (actual or punitive) and obligations of any nature to the extent arising from or as a result of any violation of this
                 Section 8(A). The foregoing indemnification and the responsibilities of Tenant shall survive the termination or expiration of this Lease.

         (B) Except with regard to the use, storage and disposal of Hazardous Substances utilized in the ordinary course of the maintenance, repair and/or operation of the Property ("Landlord's Permitted Substances"), Landlord agrees that it will be fully responsible for all costs, expenses, damages or liabilities which may occur from the use, storage, disposal, release, spill or discharge of Hazardous Substances by Landlord or its agents, representatives, employees or contractors and it shall indemnify, defend and hold harmless Tenant and its agents, partners, officers, directors, employees and contractors from all claims, demands, actions, liabilities, reasonable costs, reasonable expenses, penalties (whether civil or criminal), damages (actual or punitive) and obligations of any nature to the extent arising from or as a result of any violation of this Section 8(B). The foregoing indemnification and the responsibilities of Landlord shall survive the termination or expiration of this Lease.

         (C) During and after the Lease Term, Tenant and Landlord shall each promptly provide the other with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, claims, complaints, investigations, judgments, letters, notices of environmental liens, and other communications, issued or threatened in writing, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, the Commonwealth of Virginia Department of Environmental Quality, or other federal, state or local agency or authority, or any other entity or individual, whether public or private, concerning (i) any Hazardous Substance regarding the Property or the Premises; (ii) the imposition of any environmental lien on the Property or the Premises; or (iii) any alleged violation of or responsibility under any Environmental Law.

9.       INSURANCE.

         (A) INSURANCE BY LANDLORD. Subject to the terms hereof, Landlord shall, during the Lease Term, procure and keep in force the following insurance, the cost of which (including, but not limited to, all premiums and deductibles for loss of rents coverage and all other premiums and reasonable deductibles) will be deemed Operating Expenses payable by Tenant pursuant to Section 5 and Section 6:

                          (1) Property insurance insuring the Property and improvements and loss of rents insurance for perils covered by the causes of loss - special form (all risk) and in addition coverage for flood, earthquake and boiler and machinery (if applicable). Such coverage (except for flood and earthquake) shall be written on a replacement cost basis equal to ninety percent (90%) of the full insurable replacement value of the foregoing and shall not cover Tenant's equipment, trade fixtures, inventory, fixtures, alterations or personal property located on or in the Premises.

                          (2) Commercial general liability insurance against any and all claims for bodily injury and property damage occurring in or about the Property or the land. Such insurance shall have the combined single limit of not less than One Million Dollars ($1,000,000) per occurrence per location with a Two Million Dollars ($2,000,000) aggregate limit.

                          (3) Such other insurance as Landlord deems necessary and prudent, or as required by Landlord's beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Property.

         (B) INSURANCE BY TENANT. Tenant shall, during the Lease Term, procure and keep in force the following insurance:

                          (1) Commercial general liability insurance, naming Landlord and Landlord's managing agent for the Property as additional insureds against any and all claims for bodily injury and property damage occurring in, or about the Property arising out of Tenant's use and occupancy of the Property. Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence with Two Million Dollars ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Ten Million Dollars ($10,000,000). Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord's insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this lease.

                          (2) Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises for perils covered by the cause of loss - special form (all risk) and in addition, coverage for flood, earthquake and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.

                          (3) Workers' compensation insurance in accordance with statutory law and employers' liability insurance with a limit of not less than $100,000 per accident, $500,000 for a disease policy limit, and $100,000 for disease limit for each employee.

                          (4) Such other insurance as Landlord deems necessary and prudent, or as required by Landlord's beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Property, and customarily maintained by comparable tenants engaged in comparable uses.

                          The policies required to be maintained by Tenant
                 shall be issued by companies rated AX or better (or equivalent, from time to time) in the most current issue of Best's Insurance Reports (or any recognized successor thereto), and licensed to do business in the state in which the Property is located and domiciled in the USA. Deductible amounts under Tenant's insurance policies shall not exceed Twenty-Five Thousand Dollars ($25,000.00). Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Property, the Premises, and to Landlord as required by this Lease. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage. Tenant hereby agrees to pay to Landlord as liquidated damages an amount equal to Two Hundred Fifty Dollars ($250.00) per day for each day on which Tenant fails to deliver to Landlord a current certificate(s) evidencing that the insurance required pursuant to this Section is being maintained, after not less than forty-eight (48) hours notice from Landlord that it has not been provided a current certificate of insurance.

                          In the event Tenant does not purchase the insurance
                 required by this Lease or keep the same in full force and effect, Landlord may (but shall not be obligated to) purchase the required insurance and pay the premium. The Tenant shall repay to Landlord promptly upon demand as Additional Rent, the amount so paid. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all reasonable expenses (including, but not limited to, reasonable attorneys' fee) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance.

         (C) SUBROGATION. Landlord and Tenant mutually waive their respective rights of recovery against each other for any loss of, or damage to, their respective property, to the extent that such loss or damage is (or is required hereby to be) insured against by an insurance policy at the time of such loss or damage or, with respect to Landlord, is self-insured. Each party shall obtain any special endorsements (if required by its insurance policy) whereby the insurer waives its rights of subrogation against the other party. This clause shall not apply in those cases where waiver of subrogation would cause either parties' insurance to be voided or otherwise made uncollectible.

10.      DAMAGE OR DESTRUCTION.

         If the Premises shall be (i) materially damaged or destroyed during the last year of the Lease Term (inclusive of any Extension Period for which an Extension Option was exercised prior to such damage or destruction), or (ii) damaged or destroyed to such extent that the damage or destruction cannot be repaired within a period of three hundred sixty-five (365) days of the date of such damage or destruction, either Landlord or Tenant may terminate this Lease by written notice delivered to the other within sixty (60) days of the date of such damage or destruction (and in such event this Lease shall terminate as of date of such damage or destruction as if such date were the Expiration Date hereof). In addition, Landlord, at its sole option, shall have the right to cancel and terminate this Lease, by written notice delivered to Tenant not later than sixty (60) days after the date of damage or destruction, in the event the Premises is damaged or destroyed during the last five (5) years of the Lease Term (inclusive of any Extension Period for which an Extension Option was exercised prior to such damage or destruction) and Tenant shall fail to execute and deliver to Landlord upon request an extension of the Lease Term equal to the amount of time by which the remaining Lease Term (exclusive of any Extension Period for which the applicable Extension Option was not exercised prior to such damage or destruction, and further excluding the estimated time to rebuild or restore the Premises) is less than five (5) years, upon the same terms and conditions set forth herein except that the Rent for the period of such extension shall equal the then-escalated Rent in effect immediately prior to the expiration of the Lease Term, subject to escalation in the same manner in effect immediately prior to the expiration of the Lease Term. If this Lease is not terminated, then Landlord shall repair and restore the Premises (exclusive of Tenant's equipment, trade fixtures, inventory, fixtures and personal property) with all reasonable speed to substantially the same condition as immediately prior to such damage or destruction, and the Rent or a just and proportionate part thereof, according to Tenant's ability to utilize the Premises in its damaged condition, shall be abated until the Premises shall have been repaired and restored by Landlord.

11.      INDEMNIFICATION.

         Tenant shall defend, and hereby does indemnify and hold Landlord harmless from and against any and all claims, costs, damages, expenses, fees, liabilities, losses or suits arising from or out of, or in connection with (i) injury or death to any person in, on or about the Premises, (ii) damage to or loss of use of any property arising out of any occurrence in, on or about the Premises, (iii) the use, condition, occupational safety or occupancy of the Property or Premises, to the extent attributable to the gross negligence or willful misconduct of Tenant or any of Tenant's Agents, and/or (iv) any default by Tenant in the performance of its obligations under this Lease (including, but not limited to Exhibit H); provided that, Tenant shall have no obligation to defend, indemnify or hold Landlord harmless with regard to any matter to the extent caused by the negligence or willful misconduct of Landlord or its agents or employees. Such indemnifications shall, among other things, include and apply to reasonable attorneys' fees, investigation costs, and other costs actually incurred by or on behalf of Landlord. The provisions of this Section 11 shall survive the expiration or termination of this Lease with respect to any matter, circumstance or event which occurred or relates to any period ending prior to such expiration or termination. Except as otherwise expressly set forth herein to the contrary, this Lease is made on the express conditions that, to the fullest extent permitted by applicable law, Landlord shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause, in any way connected with the condition, use, occupational safety or occupancy of the Premises, specifically including, without limitation, any liability for injury to the person or property of Tenant or Tenant's Agents. Landlord shall indemnify, defend and hold harmless Tenant from and against all costs, damages, injury, claims, liabilities, expenses (including reasonable attorneys' fees), losses and court costs arising from or as a result of any breach of Landlord's duties or obligations hereunder or of any gross negligence or willful misconduct of Landlord or its agents, representatives employees or contractors acting within the scope of their employment or engagement.

12.      ASSIGNMENT AND SUBLETTING.

         (A) Tenant shall not assign this Lease, or sublet all or any portion of the Premises, or permit the use or occupancy of the Premises by any party other than Tenant, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not encumber, mortgage, pledge, license, hypothecate or otherwise transfer the Premises or this Lease (except as set forth in the preceding sentence) without the prior written consent of Landlord, which may be granted or withheld in Landlord's sole discretion.

         (B) Tenant must request Landlord's consent to an assignment or sublease in writing at least twenty (20) days prior to the commencement date of the proposed sublease or assignment, which request must include (a) the name and address of the proposed assignee or subtenant, (b) the nature and character of the business of the proposed assignee or subtenant, (c) financial information (including financial statements, if available) of the proposed assignee or subtenant, and (d) a copy of the proposed sublet or assignment agreement, which must be in substance and form reasonably acceptable to Landlord. Tenant shall also provide any additional information Landlord reasonably requests regarding such proposed assignment or subletting. Within seven (7) business days after Landlord receives Tenant's request (with all required information included), Landlord shall notify Tenant if it wishes to deny its consent to such proposed assignment or subletting. In the event Landlord shall fail to respond to Tenant within such period of time, Tenant may deliver to Landlord a second (2nd) request for such consent, which notice shall specifically state that the failure by Landlord to respond within five (5) business days shall be deemed Landlord's election to grant its consent thereto, and in the absence of a response to such second (2nd) notice, Landlord shall be deemed to have granted its consent thereto.

         (C) Each sublease and/or assignment is also subject to all of the following terms and conditions:

                                  (1)      If Landlord approves an assignment
                          or sublease as herein provided, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the amount, if any, by which the rent, any additional rent and any other sums paid by the assignee or subtenant to Tenant under





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
                          such assignment or sublease (after deducting therefrom the reasonable out-of-pocket costs incurred by Tenant in the subject transaction, including, but not limited to, brokerage commissions, hard and soft construction expenses, tenant concessions (exclusive of non-cash concessions, such as free rent), and reasonable legal fees) exceeds the total of the Rent plus any Additional Rent payable by Tenant hereunder which is allocable to the portion of the Premises which is the subject of such assignment or sublease. The foregoing payments shall be made on not less than a monthly basis by Tenant. The foregoing provisions of this Section 12(C)(1) shall be inapplicable to any subletting of the Phase II Premises prior to January 1, 1998, but shall apply to any continuation thereof beyond January 1, 1998.

                                  (2)      No consent to any assignment or
                          sublease shall constitute a further waiver of the provisions of this section, and all subsequent assignments or subleases may be made only upon the terms and conditions of this Section 12 and with the prior written consent of Landlord in accordance herewith. In no event shall any consent by Landlord be construed to permit reassignment or resubletting by a permitted assignee or sublessee.

                                  (3)      No sublease or assignment by Tenant
                          shall relieve Tenant of any liability hereunder.

                                  (4)      Any assignment or sublease without
                          Landlord's prior written consent shall be void, and shall, at the option of the Landlord, constitute an Event of Default under this Lease.

                                  (5)      No assignment or sublease shall be
                          granted for any term which extends beyond the Lease Term, as it may have been theretofore renewed hereunder, unless the portion of the term which extends beyond the Lease Term shall be subject to Tenant's exercise of the applicable Extension Option(s).

                                  (6) Tenant shall reimburse Landlord upon demand for all reasonable costs, expenses and fees incurred by or on behalf of Landlord in connection with any proposed assignment or sublease by Tenant (including, but not limited to, Landlord's reasonable attorneys fees and out-of-pocket expenses incurred in connection with Landlord's review of such sublease or assignment (if any)).

         (D) The following events shall constitute an "Assignment" which is subject to the terms of this section and for which Landlord's prior written consent is required: (i) if Tenant is a corporation and any part or all of Tenant's shares of stock, or the shares of stock or other ownership interests of any corporation or other entity owning shares of Tenant's stock, shall in any one or more instances be issued, or transferred by sale, assignment, conveyance, operation of law (including, but not limited to, transfer as a result of or in conjunction with any merger, reorganization or recapitalization) or other disposition, or otherwise changed, so as to result in less than fifty-one (51%) of such shares, or other ownership interests, or less than fifty-one percent (51%) of any class of such shares or other ownership interests, being owned by the present (i.e., as of the date hereof) owners thereof; (ii) if Tenant is a partnership and any general partnership interest(s), or the stock or other ownership interests of any corporation or other entity owning any such general partnership interests(s), in the partnership shall in any one or more instances be issued, or transferred by sale, assignment, conveyance, operation of law (including, but not limited to, transfer as a result of or in conjunction with any merger, reorganization or recapitalization) or other disposition, or otherwise changed, so as to result in less than fifty-one percent (51%) of such general partnership interests(s), stock (or any class of such stock) or other ownership interests being owned by the present (i.e., as of the date hereof) owners thereof; (iii) if Tenant is a limited liability company or any other type of entity, and any interest(s) of any member or other equity owner, or the ownership interests of any entity owning any membership interest(s) or other equity interest in the Tenant, shall in any one or more instances be issued, or transferred by sale, assignment, conveyance, operation of law (including, but not limited to, transfer as a result of or in conjunction with any merger, reorganization or recapitalization) or other disposition, or otherwise changed, so as to result in less than fifty-one percent (51%) of such membership interests or other such equity and/or ownership interests being owned by the present (i.e., as of the date hereof) owners thereof; or (iv) if effective control of the corporation, partnership, limited liability company or other form of Tenant shall be taken from those exercising such control as of the date hereof; provided that, this Section 12(D) shall not be deemed to apply to any corporation the shares of which are traded on a nationally-recognized exchange and which is required to make public disclosures regarding ownership and financial condition.

         (E) Notwithstanding any other provision of this Lease to the contrary, American Management Systems, Inc. ("AMS") shall have the right to (1) assign this Lease or to sublet all or any portion of the Premises, in either case without the consent of Landlord, to any affiliate that is wholly-owned by or under common ownership with AMS (as part of a single group of interlocking companies), or to any wholly-owned and controlled division or sub-entity of AMS, or (2) sublease up to one (1) full floor of the Premises to any entity or user that is partially-owned by AMS and in which AMS is an active participant in management and operations, all subject to the following conditions: (a) the proposed assignee or sublessee (the "Transferee") and its business shall be of a type and quality suitable for a first-class office building, (b) the proposed Transferee shall not be a governmental or quasi-governmental authority, a foreign government or international agency or other organization entitled to sovereign or other immunity, (c) neither the proposed assignment or subtenancy, nor the proposed assignee or subtenant, will impose an additional, material burden upon Landlord in its operation of the Property which exceeds the additional burden which Landlord would reasonably suffer if the Building were multi-tenanted, (d) AMS shall notify Landlord not less than ten (10) days in advance of the effective date of such assignment or sublease of AMS' intent to enter into such assignment or sublease (failing which, Landlord shall be entitled (as Landlord's sole remedy for AMS' failure to deliver such notice), and AMS shall pay to Landlord as liquidated damages, the sum of Five Hundred Dollars ($500.00) for each failure to so notify Landlord), (e) such Transferee is lawfully qualified to occupy the Premises, (f) there will be no use of the Premises in violation of the terms hereof, (g) with respect to an assignment, such Transferee shall expressly assume all of the obligations of the Tenant hereunder on a form acceptable to Landlord, and (h) no such assignment or subletting shall relieve AMS of any agreement, covenant, duty, liability or obligation hereunder.

         (F) Tenant hereby assigns to the Landlord absolutely the rent due from each assignee and subtenant and Tenant hereby authorizes each such assignee and subtenant to pay said rent directly to Landlord for credit, as and when collected by the Landlord (and net of the Landlord's reasonable collection costs), against the Rent and Additional Rent payable hereunder; provided that, for all periods in which no Event of Default shall be in existence hereunder, Landlord shall permit Tenant to continue to collect the rent from such assignees and subtenants.

13.      CARE OF PREMISES.

         (A) Except as otherwise expressly set forth herein to the contrary, Tenant covenants and agrees that during the Lease Term it will keep the Premises and every part thereof in first-class order, condition and repair except for ordinary wear and tear and casualty and condemnation damage which Landlord is required to repair, and that it will in all respects and at all times duly comply with all applicable laws, and all covenants, conditions and restrictions applicable to the Property.

         (B) Subject to ordinary wear and tear and subject to Tenant's obligation to pay Operating Expenses pursuant to Sections 5 and 6, Landlord shall keep the Property and the Building in a first-class condition, and shall replace, repair and maintain as and when necessary in Landlord's reasonable business judgment: (A) the roof, exterior and core walls, floor slabs and other structural components of the Building; (B) all systems required for the elevator, plumbing, electrical, HVAC, mechanical and other services of Landlord required hereunder;
                 (C) all exterior areas of the Building; (D) all common areas of the Property; and (E) all exterior improvements and areas of the Property (including, but not limited to, driveways, parking areas and facilities, curbs, sidewalks, lighting, landscaping and fencing). In furtherance of the foregoing, Landlord shall agree to maintain in stock one (1) compressor and one (1) fan motor for the base Building HVAC System (as herein defined). Landlord further agrees to utilize prudent management practices in determining when an item is at the end of its useful operating life and should be replaced rather than repaired.

14.      ALTERATION BY TENANT.

         (A) Tenant is hereby given the right, at its sole cost and expense, at any time during the Lease Term, to make non-structural or cosmetic alterations or improvements to the interior of the Premises which Tenant deems necessary or desirable for its purposes; provided, however, that no addition, alteration, improvement or modification which (i) is not considered normal office build-out for office tenants of all sizes, (ii) affects the structure or systems of the Building or any other tenant of the Building (if any), (iii) requires a permit or other governmental or quasi-governmental approval, consent or license, or (iv) costs in excess of Ten Thousand Dollars ($10,000.00), shall be made without the prior written approval of Landlord (which written approval shall not be unreasonably withheld, conditioned or delayed, except with regard to work covered by clause (ii) which will or is likely to materially and adversely affect any other occupant of the Property). Landlord's approval of any plans, specifications or work drawings shall create no responsibility or liability on the part of the Landlord for their completeness, design sufficiency or compliance with any laws, rules and regulations of governmental agencies or authorities.

         (B) All work by or for Tenant herein permitted shall be done and completed by the Tenant in a good and workmanlike manner and in compliance with all requirements of law and of governmental rules and regulations (including, but not limited to, the Americans with Disabilities Act). Tenant agrees to indemnify the Landlord against all mechanics' or other liens arising out of any of such work, and also against any and all claims for damages or injury which may occur during the course of any such work. Tenant shall notify Landlord in writing not less than ten (10) days in advance of all work to be performed in or on the Property by or on behalf of Tenant or any of Tenant's Agents, for which Landlord's consent is required. For the further security of Landlord, Tenant covenants and agrees to give actual notice of the first (1st) two (2) sentences of
                 Section 20 in advance to each project manager, contractor and subcontractor with whom Tenant contracts directly for the performance of any addition, alteration, improvement or modification in or to the Premises; provided that, Landlord hereby acknowledges that Tenant's failure to give the notice specified in this sentence shall not constitute an Event of Default hereunder (whether or not notice of such failure is delivered by Landlord to Tenant).

         (C) Upon written notice to Tenant (not later than thirty (30) days after expiration of the Lease Term), Landlord may require that Tenant remove, after the expiration or sooner termination of the Lease Term and at Tenant's sole cost and expense, any and/or all alterations, improvements or additions to the Premises, and restore the Premises to their prior condition; provided that, Landlord shall have no right to require the removal of (i) any additions, alterations or improvements that are customarily considered normal office improvements for office tenants of all sizes (including, but not limited to, wiring or cabling which is customarily considered part of normal office improvements for first-class office tenants of all sizes), or (ii) any alterations, improvements or additions to the Premises to which Landlord has consented, unless at the time such consent was granted Landlord reserved the right to require such removal. Tenant shall also repair any damage to the Premises caused by the installation or removal of Tenant's trade fixtures, furnishings and equipment, or any alterations or other improvements made to the Premises by Tenant.

15.      CONDEMNATION.

         (A) If the Premises shall be wholly taken by exercise of right of eminent domain, then this Lease shall terminate from the day the possession of the whole of the Premises shall be required under the exercise of such power of eminent domain.

         (B) If a part of the Premises shall be condemned, then the Rent payable hereunder shall be reduced in the proportion that the remaining area of the Premises bears to the original area of the Premises.

         (C) Any award for the taking of all or part of the Premises (including, but not limited to, the Tenant's leasehold interest) under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of the Landlord. Tenant reserves such separate rights as it may have against the condemning authority to claim damages for loss of its trade fixtures and the cost of removal and relocation expense, provided such Tenant rights do not, in any way, diminish the award to which Landlord would otherwise be entitled or reduce the amounts payable to Landlord pursuant to this subsection.

16.      SUBORDINATION.

         This Lease is and shall at all times be and remain subject and subordinate to the lien of any future mortgage (and to any and all advances made thereunder) upon the Property or Premises, unless Landlord requires this Lease to be superior to any such mortgage. Tenant shall execute and return to Landlord any and all documentation reasonably required by Landlord to evidence the subordination (or superiority) of this Lease to any such mortgage. Tenant hereby agrees to pay to Landlord as liquidated damages an amount equal to Two Hundred Fifty Dollars ($250.00) per day for each day on which Tenant fails to return any such documentation requested pursuant to the preceding sentence, after not less than forty-eight (48) hours notice from Landlord that Tenant has failed to return any such documentation within ten (10) days after Landlord's written request therefor. In the event of subordination of this Lease, Landlord will obtain a written non-disturbance agreement in form reasonably satisfactory to Tenant and such lender, providing, without limitation, that (A) in the event of a foreclosure or other action taken under the mortgage by the holder thereof, this Lease and the rights of Tenant hereunder shall not be disturbed but shall continue in full force and effect so long as there shall not be an Event of Default in existence hereunder, and
         (B) such holder will agree that in the event it shall be in possession of the Premises, that so long as Tenant shall observe and perform all of the obligations of Tenant to be performed pursuant to this Lease, such Mortgagee will perform all obligations of Landlord required to be performed under this Lease. So long as such non-disturbance agreement was delivered to Tenant, in the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage made by the Landlord covering the Premises, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as the Landlord under this Lease. Tenant hereby agrees that no mortgagee or its successor shall be (i) bound by any payment of Rent or Additional Rent for more than one (1) month in advance,
         (ii) bound by any amendment or modification of this Lease made without the consent of Landlord's mortgagee or its successor, (iii) liable for damages for any breach, act or omission of any prior landlord, (iv) bound to effect or pay for any construction for Tenant's occupancy, or
         (v) subject to any claim of offset or defenses that Tenant may have against any prior landlord. The word "mortgage" as used herein includes mortgages, deeds of trust and any sale-leaseback transactions, or other similar instruments, and modifications, extensions, renewals, and replacements thereof, and any and all advances thereunder.

17.      ACCESS TO PREMISES

         Landlord and its authorized agents shall, upon reasonable prior verbal or written notice (except in the event of an emergency, in which event no notice shall be required), have free access to the Premises at any and all reasonable times to inspect the same, to make any repair or alteration to the Premises, to place and maintain a "For Rent" sign thereon at any time within twelve (12) months prior to expiration of the Lease Term and/or termination of this Lease and to exhibit and show the Premises to prospective tenants during such time period, and for other reasonable purposes pertaining to the rights of the Landlord hereunder.

18.      RULES AND REGULATIONS.

         Tenant agrees to comply with all existing rules and regulations of the Building, and all future rules and regulations reasonably promulgated by Landlord concerning the Property and the Premises and made known to Tenant in writing. The existing rules and regulations are set forth in Exhibit D attached hereto and made a part hereof by reference. Landlord shall have no liability for any failure by any other person or entity to honor or observe the terms of said rules and regulations.

19.      COVENANTS OF RIGHT TO LEASE.

         Landlord covenants that it is the fee simple owner of the Property and has good and sufficient right to enter into this Lease and that Landlord alone has the right to lease the Premises for the Lease Term. Landlord further covenants that upon Tenant performing the terms and obligations of Tenant under this Lease, Tenant shall be entitled to peaceably and quietly possess the Premises throughout the Lease Term and any renewal or extension thereof, subject to the terms of this Lease.

20.      MECHANICS LIENS.

         Neither Tenant nor anyone claiming by, through, or under Tenant or this Lease, shall have the right to file or place any mechanics lien or other lien of any kind or character whatsoever upon the Property or Premises or upon any improvement thereon, or upon the leasehold interest of Tenant therein. Notice is hereby given that no contractor, subcontractor, or anyone else who may furnish any material, service or labor for any Property improvements, alteration, repairs or any part thereof, shall at any time be or become entitled to any lien thereon. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond acceptable to Landlord within ten (10) business days after the earlier of Tenant acquiring knowledge of such lien or written request by Landlord. If Tenant fails to remove any lien within said ten (10) business day period, then Landlord may (but shall not be obligated to) do so at Tenant's expense, and Tenant shall reimburse Landlord upon demand for such amount, including, but not limited to, reasonable attorneys fees and costs, as Additional Rent.

21.      EXPIRATION OF LEASE AND SURRENDER OF POSSESSION.

         (A) Holding Over. Tenant will, at the expiration or termination of this Lease by lapse of time or otherwise, yield up immediate possession of the Premises to Landlord, free of all tenancies and occupancies and otherwise in the condition required under this Lease. If Tenant retains possession of the Premises or any part thereof after such expiration or termination, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes either of (i) creation of a month-to-month tenancy, upon the terms and conditions set forth in this Lease, or (ii) creation of a tenancy at sufferance, in any case upon the terms and conditions set forth in this Lease; provided, however, that the monthly Rent (or daily Rent under (ii)) shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Additional Rent, be equal to the greater of
                 (x) the fair market rent for the Premises, or (y) one hundred fifty percent (150%) of the sum of Rent plus Additional Rent owed monthly to Landlord under this Lease immediately prior to such expiration or termination (prorated in the case of (ii) on the basis of a 365 day year for each day Tenant remains in possession); provided that, with respect to the first (1st) ninety (90) days of any such holdover, the amount calculated under the foregoing clause (y) shall be based on one hundred twenty-five percent (125%), rather than one hundred fifty percent (150%). If no such notice is served, then a tenancy at sufferance shall be deemed to be created at the Rent in the preceding sentence. Tenant shall also pay to Landlord as Additional Rent all damages sustained by Landlord resulting from retention of possession by Tenant, including, but not limited to, all brokerage commissions and reasonable legal fees incurred in connection with any lease for all or a part of the Premises to a replacement tenant which is canceled or terminated as a result of such holdover, plus a reasonable vacancy allowance equal to the period reasonably estimated by Landlord to be necessary to identify another replacement tenant, negotiate a lease with such replacement tenant, and build-out the Premises (or such portion thereof as shall be leased) for such replacement tenant;

                 provided that, except to the extent expressly enumerated in the foregoing provisions of this sentence, Tenant shall not be liable for any indirect, consequential or punitive damages as a consequence of any holdover. The provisions of this section shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of Landlord's right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant's part to be performed.

         (B) Subject to Landlord's right to require their removal in writing as hereinabove provided, all alterations, additions and improvements which may be made in, on or to the Premises shall become the property of Landlord upon their installation in the Premises and shall remain upon and be surrendered with the Premises. Subject to Section 14, upon the expiration of this Lease, by lapse of time or otherwise, Tenant shall surrender the Premises, together with any and all alterations, improvements or additions erected in, on or to the Property or Premises by Tenant (excluding Tenant's personalty), ordinary wear and tear and casualty and condemnation damage which Landlord is required to repair excepted.

         (C) Tenant may install adequate equipment, fixtures, wiring, cabling and machinery for the operation of its business and, upon the expiration or termination of this Lease by lapse of time or otherwise, Tenant shall remove such equipment, fixtures, wiring and cabling (subject to the limitation set forth in Section 14(C)), and machinery installed by it at Tenant's sole cost. Upon removal of such equipment, fixtures, wiring and cabling (subject to the limitation set forth in Section 14(C)), and machinery, Tenant shall repair any damage to the Property or Premises caused by such removal or installation at Tenant's sole cost.

22.      DEFAULT-REMEDIES.

         (A) The occurrence of one or more of the following events shall constitute a material default and breach of this Lease by Tenant ("Event of Default"):

                               (1) Failure by Tenant to make payment of any Rent, Additional Rent, or any other payment required to be made by Tenant hereunder, as and when due, and such a failure shall continue for a period of more than ten (10) days after written notice of such failure to Tenant; provided that, (i) Landlord shall not be required to deliver more than two (2) such notices in any period of twelve (12) consecutive months , and (ii) following delivery of the second
                          (2nd) such notice, any subsequent failure by Tenant, within twelve (12) months of the first (1st) such notice, to make any payment when and as due shall be deemed an Event of Default;

                               (2)         The making by Tenant (or any
                          guarantor) of any general assignment or arrangement for the benefit of creditors;

                               (3)         The filing by Tenant (or any
                          guarantor) of a petition in bankruptcy or for any other relief under Title 11 of the United States Code ("Bankruptcy Code"), or the insolvency laws of any state, or any other applicable statute ("Insolvency Laws");

                               (4)         The levying of an attachment,
                          execution of other judicial seizure upon the Tenant's property in or interest under this Lease, which is not satisfied or released or the enforcement thereof superseded by an appropriate proceeding within sixty
                          (60) days thereafter;

                               (5)         The filing of an involuntary
                          petition in bankruptcy or for reorganization or arrangement under the Bankruptcy Code or Insolvency Laws against Tenant (or any guarantor) and such involuntary petition is not withdrawn, dismissed, or discharged within sixty (60) days from the filing thereof,

                               (6)         The appointment of a receiver or
                          trustee to take possession of the property of Tenant (or any guarantor) or of Tenant's (or any guarantor's) business or assets and the order or decree appointing such receiver or trustee shall have remained in force undischarged for sixty (60) days after the entry of such order or decree;

                               (7) The vacating or abandonment of the Premises; provided that, vacating the Premises shall not be deemed an Event of Default if (i) Tenant shall notify Landlord in writing (or Landlord's building manager shall otherwise acquire actual knowledge) of Tenant's intent to vacate not less than sixty (60) days in advance, (ii) Tenant shall obtain and provide to Landlord prior to vacating all necessary endorsements required to ensure that Tenant's insurance with respect to the Premises shall remain in full force and effect notwithstanding such vacancy, and (iii) Tenant shall take all commercially reasonable steps to secure the Premises against unauthorized entry during the period of such vacancy;

                               (8) The failure by Tenant to furnish to Landlord any statement required herein within fifteen
                          (15) days (or such shorter period as may be expressly set forth herein with respect to such delivery) after its due date, which failure shall continue for more than two (2) business days after Landlord delivers written notice of such failure to deliver such statement within the required time period;

                               (9) The failure by Tenant to maintain, or provide to Landlord evidence that Tenant continues to maintain, any insurance required herein, which failure shall continue for more than two (2) business days after Landlord delivers written notice of Tenant's failure to deliver evidence of continued insurance at least thirty (30) days prior to the expiration of the then-current policy period;

                               (10) An assignment, subletting, pledge, mortgage, or other transfer of this Lease or the Premises by Tenant, or any transfer of any interest in the Tenant, in violation of Section 12 of this Lease; or

                               (11) The failure by Tenant to perform or observe any other term, covenant, agreement or condition to be performed or kept by the Tenant under the terms, conditions, or provisions of this Lease, which failure shall continue for more than fifteen
                          (15) days after written notice thereof from Landlord (or such longer time as may be reasonably required to cure such failure through the exercise of due diligence, provided that (i) such failure is not a willful repudiation of the Lease authorized by Tenant's Board of Directors, (ii) such failure is susceptible of cure, (iii) such failure does not relate to the existence of a Hazardous Substance on the Premises in violation of Section 8 hereof, (iv) such failure does not subject Landlord to prosecution or substantial civil or criminal fine or penalty, and
                          (v) Tenant promptly commences to cure such failure within the aforesaid fifteen (15) day period and thereafter diligently pursues the cure of such failure to completion).

         (B) If an Event of Default shall have occurred, Landlord shall have (in addition to all other rights and remedies provided at law or in equity or otherwise provided by this Lease) the right, at the option of the Landlord, then or at any time thereafter while such Event of Default shall continue, to elect any one or more of the following:

                               (1) To continue this Lease in full force and effect (so long as Landlord does not terminate this Lease), and Landlord shall have the right to collect Rent, Additional Rent and other charges when due for the remainder of the Lease Term; and/or

                               (2) To cure such default or defaults, upon ten (10) days' notice of Landlord's intention to cure (but without notice in the event of an emergency), at Tenant's expense and without prejudice to any other remedies which Landlord might otherwise have; and any reasonable payment made or reasonable expenses incurred by Landlord in curing such default, with interest thereon at the Default Rate (as herein defined), shall be Additional Rent to be paid by Tenant with the next installment of Rent falling due thereafter; and/or

                               (3)         To either (a) declare this Lease
                          terminated and the Lease Term ended, or (b) elect to continue this Lease in full force and effect (but with the right at any time thereafter to declare this Lease terminated and the Lease Term ended), and in either such event to re-enter the Premises, with or without notice, and dispossess Tenant and anyone claiming through or under Tenant by summary proceedings or otherwise, and remove their effects, and take complete possession of the Premises. In such re-entry, Landlord may, with or without process of law, remove all persons from the Premises, and Tenant hereby covenants in such event, for itself and all others occupying the Premises under Tenant, to peacefully yield up and surrender the Premises to Landlord. If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, every obligation of Landlord contained in this Lease shall cease without prejudice to Tenant's liability for all Rent, Additional Rent, and other sums owed by Tenant herein.

                 In the event Landlord declares this Lease terminated and the Lease Term ended (pursuant to Section 22(B)(3)(a) above), the Landlord shall be entitled to recover from Tenant the Rent, Additional Rent, and all other sums due and owing by Tenant to the date of termination, plus the reasonable costs of curing all Tenant's defaults existing at or prior to the date of termination, plus the reasonable costs of recovering possession of the Premises, plus the reasonable costs of reletting the Premises (including, but not limited to repairs to the Premises, reasonable costs to prepare and refinish the Premises for reletting, leasing commissions, rental concessions, and reasonable legal fees and costs), plus other actual damages suffered or incurred by Landlord due to all Events of Default (including, without limitation, late fees or other charges incurred by Landlord under any mortgage, but excluding any indirect, consequential or punitive damages arising from an Event of Default other than those expressly enumerated in this sentence), plus the excess, if any, of the Tenant's Rent and Additional Rent for the balance of the Lease Term above the rent (if any) collected by Landlord during the remainder of the scheduled Lease Term, net of Landlord's costs to collect the same. Landlord agrees to exercise reasonable efforts to relet the Premises in the event this Lease is terminated, but Landlord shall have no obligation to give any preference to leasing the Premises over leasing any other space Landlord may have available.

                 Should Landlord elect to continue this Lease (pursuant to
                 Section 22(B)(3)(b) above), Landlord shall be entitled to recover from Tenant the Rent, Additional Rent and all other sums due and owing by Tenant up to the date of dispossession, plus the reasonable costs of curing all Events of Default existing at or prior to the date of dispossession, plus the Rent, Additional Rent and all other sums owed by Tenant on a continuing basis as said amounts accrue to the end of the Lease Term, less the rental which Landlord receives during such period, if any, with respect to the Premises, plus the cost of recovering possession of the Premises, plus the costs of reletting (including, but not limited to, repairs to the Premises, costs to prepare and refinish the Premises for reletting, leasing commissions, rental concessions, and
                 reasonable legal fees and costs).   Any suit brought by
                 Landlord to enforce collection of such deficiency for any one month shall not prejudice Landlord's right to enforce the collection of any deficiency for any subsequent month in subsequent separate actions, or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord's rights as set forth herein and Landlord's cause of action shall be deemed not to have accrued until the expiration of the Lease Term), and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any rent, additional rent or other sums that are or may be projected to be received by Landlord upon a subsequent reletting of the Premises. In the event that Landlord relets the Premises together with other premises or for a term extending beyond the scheduled expiration of the Lease Term, it is understood that Tenant will not be entitled to apply against Landlord's damages any rent, additional rent or other sums generated or projected to be generated by either such other premises or the period extending beyond the scheduled expiration of the Lease Term. Landlord shall use commercially reasonable efforts to relet and rent the Premises with or without advertising for the remainder of the Lease Term, or for such longer or shorter period as Landlord shall deem advisable.

                 In lieu of the amounts recoverable by Landlord pursuant to the two immediately preceding paragraphs, but in addition to other remedies and amounts otherwise recoverable by Landlord in this Lease, Landlord may, in its sole election, (i) terminate this Lease, (ii) collect all Rent, Additional Rent, and other sums due and owing by Tenant up to the date of termination, and
                 (iii) collect, as liquidated damages, an amount equal to (a) the present value (as of the date of termination) of the Rent and Additional Rent which would have been paid by Tenant for the remaining balance of the Lease Term (if this Lease were not terminated), minus (b) the present value (as of the date of termination) of the net revenue stream (e.g., after deducting reasonable allowances for periods of vacancy and anticipated legal fees, brokerage commissions, tenant improvement allowances and other concessions required to relet the Premises) Landlord reasonably expects to receive over the remainder of the Lease Term (if this Lease were not terminated) as a result of the reletting of the Premises. For purposes of determining present value under the foregoing clause (iii), the indicated amounts shall be discounted to present value using an interest rate equal to five percent (5.0%) per annum. In no event shall Landlord be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting, nor shall Tenant be entitled to share in, or to any off-set against its liability under the foregoing clause
                 (iii), any proceeds from any reletting of the Premises.
                 Tenant further acknowledges and agrees that no election by Landlord to seek liquidated damages pursuant to this paragraph shall relieve Tenant of any liability for damages for any failure by Tenant to surrender the Premises to Landlord in accordance with the terms hereof.

         (C) TENANT, ON ITS OWN BEHALF AND ON BEHALF OF ALL PERSONS CLAIMING THROUGH OR UNDER TENANT, INCLUDING ALL CREDITORS, DOES HEREBY SPECIFICALLY WAIVE AND SURRENDER ANY AND ALL RIGHTS AND PRIVILEGES, SO FAR AS IS PERMITTED BY LAW, WHICH TENANT AND ALL SUCH PERSONS MIGHT OTHERWISE HAVE UNDER ANY PRESENT OR FUTURE LAW (1) TO THE SERVICE OF ANY NOTICE TO QUIT OR OF LANDLORD'S INTENTION TO RE-ENTER OR TO INSTITUTE LEGAL PROCEEDINGS, WHICH NOTICE MAY OTHERWISE BE REQUIRED TO BE GIVEN, (2) TO REDEEM THE PREMISES, (3) TO RE-ENTER OR REPOSSESS THE PREMISES, (4) TO RESTORE THE OPERATION OF THIS LEASE, WITH RESPECT TO ANY DISPOSSESSION OF TENANT BY JUDGMENT OR WARRANT OF ANY COURT OR JUDGE, OR ANY RE-ENTRY BY LANDLORD, OR ANY EXPIRATION OR TERMINATION OF THIS LEASE, WHETHER SUCH DISPOSSESSION, RE-ENTRY, EXPIRATION OR TERMINATION SHALL BE BY OPERATION OF LAW OR PURSUANT TO THE PROVISIONS OF THIS LEASE, OR (5) WHICH EXEMPTS PROPERTY FROM LIABILITY FOR DEBT OR FOR DISTRESS FOR RENT. TENANT HEREBY CONSENTS TO THE EXERCISE OF PERSONAL JURISDICTION OVER IT BY ANY FEDERAL OR LOCAL COURT IN THE JURISDICTION IN WHICH THE PREMISES IS LOCATED.

23.      RE-ENTRY BY LANDLORD

         No re-entry by Landlord or any action brought by Landlord to remove Tenant from the Premises shall operate to terminate this Lease unless Landlord shall have given written notice of termination to Tenant, in which event Tenant's liability shall be as above provided. No right or remedy granted to Landlord herein is intended to be exclusive of any other right or remedy, and each and every right and remedy herein provided shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing in law or equity or by statute. In the event of termination of this Lease, Tenant waives any and all rights to redeem the Premises given by any statute now or hereafter enacted.

24.      ADDITIONAL RIGHTS TO LANDLORD.

         (A) In addition to any and all other remedies, Landlord may restrain any threatened breach of any covenant, condition or agreement herein contained, but the mention herein of any particular remedy or right shall not preclude the Landlord from any other remedy or right it may have either at law or equity, or by virtue of some other provision of this Lease; nor shall the consent to one act, which would otherwise be a violation hereof, nor the waiver of redress for one violation of a covenant, promise, agreement, undertaking or condition, constitute Landlord's consent to, or waiver of redress for, any subsequent act in violation hereof.

         (B) Receipt by Landlord of Rent or other payments from the Tenant shall not be deemed to operate as a waiver of any rights of the Landlord to enforce payment of any Rent, Additional Rent, or other payments previously due or which may thereafter become due, or of any rights of the Landlord to terminate this Lease or to exercise any remedy or right which otherwise might be available to the Landlord. The right of Landlord to declare a forfeiture for each and every breach of this Lease is a continuing one for the life of this Lease; provided that Landlord shall have no right to declare a forfeiture of this Lease with regard to any one instance of an Event of Default after such Event of Default is cured.

25.      SUCCESSORS, ASSIGNS AND LIABILITY.

         The terms, covenants, conditions and agreements herein contained and as the same may from time to time hereafter be supplemented, modified or amended, shall apply to, bind, and inure to the benefit of the parties hereto and their legal representatives, successors and assigns, respectively, subject to Section 12 hereof. In the event either party now or hereafter shall consist of more than one person, firm or corporation, then and in such event all such persons, firms and/or corporations shall be jointly and severally liable as parties hereunder.

26.      NOTICES.

         All notices and demands required to be given to either party hereunder shall be in writing and shall be sent by certified United States mail, postage prepaid, return receipt requested, or by personal delivery, or by a nationally recognized overnight delivery service, delivery prepaid, addressed to the party to whom directed at the address set forth below or at such other address as may be from time to time designated in writing by the party changing such address. All such notices and demands shall be deemed to have been received on the date of delivery or the date of refusal of delivery (or inability to deliver to the last known address) as evidenced in writing.

         Landlord                                           Tenant
         --------                                           ------
         Principal Mutual Life Insurance Company            American Management Systems, Inc.
         711 High Street                                    4050 Legato Road
         Des Moines, IA  50392-1370,                        Fairfax, VA  22030
         Attn:  CRE Equities/Mid-Atlantic Team              Attn:  Mr. Thomas W. Huba

         With a copy to:                                    With a copy of any default notices
                                                            (which shall not be required for
         Trammell Crow Real Estate Services, Inc.           an effective notice) to:
         1115 30th Street, N.W.
         Washington, D.C.  20007                            Shaw, Pittman, Potts & Trowbridge
         Attn:  Property Manager/One Fair Oaks              2300 N Street, N.W.
                                                            Washington, D.C.  20037
                                                            Attn:  Craig A. de Ridder, Esq.

27.      MORTGAGEE'S APPROVAL.

         Tenant hereby agrees that, if Landlord's mortgagee shall require modifications of the terms and provisions of this Lease, Tenant shall not unreasonably withhold, condition or delay its execution and delivery of the agreements required to effect such Lease modification (it being understood that any such reasonable modification(s) shall be executed and delivered within thirty (30) days after Landlord's request therefor). In no event, however, shall Tenant be required to agree to modify any provision of this Lease relating to the amount of Rent, Additional Rent or other charges reserved herein, the size and/or general location of the Premises, or the Lease Term, nor shall any such modification diminish Landlord's obligations or Tenant's rights hereunder.

28.      ESTOPPEL CERTIFICATES.

         Within twenty (20) days after delivery of a written request from the other party hereto (the "Requesting Party"), the party receiving such request (the "Receiving Party") agrees to execute, acknowledge and deliver to the Requesting Party (or, if Landlord is the Requesting Party, any proposed mortgagee or purchaser) a statement in writing, in form reasonably satisfactory to the Requesting Party, certifying whether this Lease is in full force and effect and, if it is in full force and effect, what modifications (if any) have been made to this Lease to the date of the certification, whether or not any defaults or offsets exist with respect to this Lease and, if there are, what they are claimed to be, and setting forth the date(s) to which Rent or other charges have been paid in advance, if any. The failure of Tenant to execute, acknowledge, and deliver to Landlord a statement as above shall constitute an acknowledgment by Tenant that this Lease is unmodified and in full force and effect and that the Rent and other charges have been duly and fully paid to and including the respective due dates immediately preceding the date of Landlord's notice to Tenant and shall constitute as to any person, a waiver of any defaults which may exist prior to such notice.

29.      DEFAULT RATE OF INTEREST.

         All amounts owed by Tenant to Landlord pursuant to any provision of this Lease shall bear interest from the date due until paid at three percent (3%) per annum above the Prime Rate reported immediately prior to the due date for such amount(s), unless a lesser rate shall then be the maximum rate permissible by law, in which event said lesser rate shall be charged ("Default Rate").

30.      EXCULPATORY PROVISIONS.

         (A) It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, indemnities and agreements herein made on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings, indemnities and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings, indemnities and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in the Property to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Property; provided that, subject to the rights of Landlord's mortgagee(s) (if any), (i) in the event of a sale of the Building, Tenant's recourse against the assets of the selling Landlord to satisfy any claim by Tenant which has been identified in writing to the selling Landlord with particularity by Tenant prior to such sale shall be deemed to extend to the Landlord's net proceeds from the sale of the Building, and (ii) in the event of a condemnation or casualty, Tenant's recourse against the assets of the Landlord to satisfy any claim by Tenant which has been identified in writing to Landlord with particularity by Tenant prior to such casualty or condemnation shall be deemed to extend to Landlord's net proceeds of the insurance settlement or condemnation award, as applicable, to the extent that such net proceeds exceed the cost of repairs and restoration incurred by or on behalf of Landlord with respect to such casualty or condemnation. Landlord shall not have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained. All such personal liability of Landlord, if any, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant. Nothing herein contained shall be deemed to constitute a waiver of any right Tenant may have to seek injunctive relief (other than for the payment of money) with regard to any default by Landlord hereunder which is not cured within fifteen (15) days (or such longer period as is reasonably required to cure such default through the exercise of due diligence) after written notice from Tenant specifying such default with particularity.

         (B) Except with regard to repairs (which shall be governed by the provisions of the following Section 30(C)), Tenant may, following a default by Landlord which is not cured within fifteen (15) days after delivery of written notice from Tenant specifying the nature of such default in detail (or such longer time as may be reasonably required to cure such failure through the exercise of due diligence, provided that (i) such failure is not a willful repudiation of the Lease authorized by Landlord's Board of Directors, (ii) such failure is susceptible of cure, (iii) such failure does not relate to the existence of a Hazardous Substance on the Premises in violation of Section 8 hereof, (iv) such failure does not subject Tenant to prosecution or substantial civil or criminal fine or penalty, and (v) Landlord promptly commences to cure such failure within the aforesaid fifteen (15) day period and thereafter diligently pursues the cure of such failure to completion), make any payment or perform any act required of Landlord, whereupon all reasonable costs and expenses reasonably incurred by Tenant, plus interest at the Default Rate from the date incurred until payment in full by Landlord, shall be promptly reimbursed by Landlord (or, in the event Tenant shall obtain a final, unappealable judgment therefor which shall not be satisfied for more than thirty (30) days after such judgment shall become final and unappealable, offset by Tenant against future Rent due hereunder).

         (C) In the event that at any time during the Term the Tenant determines that repairs which are the responsibility of Landlord as provided herein are required, Tenant shall promptly so notify Landlord and Landlord's managing agent for the Property. In the event that Tenant reasonably determines that the existing situation constitutes an emergency which either threatens imminent injury to persons or material damage to property or materially impairs Tenant's then-current use of the Premises or a material portion thereof, Tenant may give such notice by any means including, without limitation, by telephone. If initial notice is given by telephone (hereinafter "Initial Notice"), such notice must be followed immediately with written notice to Landlord and Landlord's managing agent for the Property (hereinafter "Written Notice"). If Tenant so notifies Landlord and Landlord's managing agent of an emergency situation, Landlord or Landlord's managing agent shall use reasonable efforts to respond within three (3) hours of receipt of the Initial Notice. Tenant shall have the right to immediately eliminate the threat of imminent personal injury or property damage, but Tenant shall not make any repairs except for those necessary to eliminate the threat of imminent personal injury or property damage. If the situation of which Tenant notifies Landlord and Landlord's managing agent is not an emergency, or if the threat of imminent personal injury or property damage is eliminated as aforesaid, Landlord shall thereafter use reasonable means to commence such repairs within ten (10) business days of receipt of Tenant's Written Notice. If Landlord fails to commence the repair within ten (10) business days after receipt of Written Notice from Tenant, Tenant shall have the right, but not the obligation, to commence such repairs. In doing so, Tenant may hire repairman, purchase materials, and generally perform any other act which would be reasonably required of Landlord in making such repair. If the repairs are deemed to be necessary, as well as the responsibility of the Landlord, all reasonable costs incurred by Tenant in effectuating such repairs shall be promptly reimbursed by Landlord after Tenant has submitted to Landlord reasonable documentation evidencing the costs of repair, together with interest at the Default Rate from the date incurred until payment in full by Landlord (failing which, in the event Tenant shall obtain a final, unappealable judgment therefor which shall remain unpaid for thirty (30) days after such judgment shall become final and unappealable, such sums may be offset by Tenant against future Rent due hereunder).

         (D) Tenant hereby acknowledges and agrees that nothing contained in the foregoing Sections 30(B) and 30(C) shall grant Tenant any right to, and Tenant shall not, perform (or cause to be performed) any addition, alteration, improvement, maintenance, modification, repair or other act which will or is likely to adversely affect any other occupant of the Property.

         (E) Notwithstanding anything herein contained to the contrary, in no event shall either party hereto be obligated to the other to pay or reimburse such party for any indirect, consequential or punitive damages; provided that, this Section 30(E) shall not be deemed to relieve Tenant of any liability with regard to indirect or consequential damages expressly enumerated in
                 Section 21(A) or Section 22(B) hereof.

31.      MORTGAGE PROTECTION.

         Tenant agrees to give any holder of any first mortgage or first trust deed in the nature of a mortgage (both hereinafter referred to as a "First Mortgage") against the Property, or any interest therein, by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice, Tenant has been notified in writing of the address of such First Mortgage holder. Tenant further agrees that if Landlord shall have failed to cure any such default within twenty (20) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such twenty (20) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the holder of the First Mortgage shall have an additional twenty (20) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of the First Mortgage has commenced with such twenty (20) days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default).

32.      RECIPROCAL COVENANT ON NOTIFICATION OF ADA VIOLATIONS.

         Within ten (10) days after receipt, Landlord and Tenant shall advise the other party in writing, and provide the other with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Property or the Premises; any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Property or the Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Property or the Premises. Nothing in this Section 32 shall be deemed to alter the allocation of responsibility for ADA compliance set forth elsewhere in this Lease.

33.      LAWS THAT GOVERN.

         The terms and conditions of this Lease shall be governed by the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

34.      FINANCIAL STATEMENTS.

         Within ten (10) business days of Landlord's request, Tenant shall deliver to Landlord the current financial statements of Tenant, and financial statements for the two (2) years prior to the current year. The financial statements shall include a balance sheet, profit and loss statement, and statement of cash flows for each year, accompanied by an opinion from a certified public accountant certifying that the financial statements are prepared in accordance with generally accepted accounting principles consistently applied. Tenant hereby agrees to pay to Landlord as liquidated damages an amount equal to Two Hundred Fifty Dollars ($250.00) per day for each day on which Tenant fails to deliver such financial statements to Landlord, after not less than forty-eight (48) hours notice from Landlord that Tenant has failed to deliver to Landlord such financial statements within ten
         (10) business days after Landlord's written request therefor. Notwithstanding the foregoing, the provisions of this Section 34 shall not be deemed to apply to Tenant, so long as the stock of Tenant is publicly traded on a nationally-recognized stock exchange and Tenant makes public disclosures regarding its ownership and financial condition.

35.      PARKING.

         Tenant shall have the right to utilize Tenant's Proportionate Share of all parking, parking structures and facilities on the Property at no charge to Tenant during the Lease Term, subject to such reasonable terms and conditions as may be established in writing by Landlord from time to time. Tenant agrees to cooperate with Landlord and other tenants in use of the parking facilities during such periods as Tenant shall lease less than all of the entire Building. Landlord reserves the right during such periods as Tenant shall lease less than the entire Building, in its reasonable discretion, to allocate and assign parking spaces among Tenant and other tenants, so long as Tenant shall be entitled to utilize not less than Tenant's Proportionate Share thereof. Landlord further reserves the right to reconfigure the parking area and modify the existing ingress and egress from the parking area as Landlord shall reasonably deem appropriate.

36.      SIGNAGE.

         Tenant shall have the exclusive right, at Tenant's sole cost and expense (including, but not limited to, all costs of design, construction and installation), to install one or more signs (which may, at Tenant's election, be illuminated) on the Building, subject to
         (i) the issuance of all necessary consents, licenses and approvals from Fairfax County, and (ii) Landlord's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, nothing herein contained shall be deemed to prohibit Landlord from granting another occupant of the Building the right to have monument signage or Building directory listings. All signs erected by Tenant pursuant to the provisions hereof shall be erected at Tenant's own risk and expense (including final electrical connections and time clock), shall be in accordance with applicable law, and shall only contain the Tenant's name and/or corporate logo. Tenant shall maintain said signs in a good state of repair and save the Landlord harmless from any loss, cost or damage as a result of the construction, installation, maintenance, existence or removal of the same, and Tenant shall repair any damage which may have been caused by the construction, installation, operation, existence, maintenance or removal of such signs. Upon vacating the Premises, Tenant shall remove all such signs and repair all damage caused by the installation, operation and/or removal thereof, at the Tenant's sole expense. No third party shall have any signage rights whatsoever to the Property at any time Tenant is leasing the entire Building.

37.      RECORDATION.

         Tenant shall not record this Lease among or in any public records.

38.      FORCE MAJEURE.

         This Lease and the obligations of the parties hereunder shall not be affected or impaired because the Landlord or Tenant (as applicable) is unable to fulfill any of its obligations hereunder or is delayed in doing so, to the extent such inability or delay is caused by reason of war, civil unrest, strike, labor troubles, unusually inclement weather, governmental delays, inability to procure services or materials despite reasonable efforts, third party delays, acts of God, or any other cause(s) beyond the reasonable control of the Landlord or Tenant (as applicable) (which causes are referred to collectively herein as "Force Majeure"). The time specified for the performance of an obligation of Landlord or Tenant (as applicable) in this Lease shall be extended one day for each day of delay suffered by Landlord or Tenant (as applicable) in the performance of such obligation as a result of any Force Majeure cause. Notwithstanding the foregoing, this Section 38 shall have no application to, nor shall the time for the performance of Landlord's or Tenant's obligations hereunder be extended with respect to, any obligation for the payment of money or the surrender of the Premises upon the expiration of the Lease Term.

39.      INTENTIONALLY OMITTED.

40.      BROKERS.

         Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than TRAMMELL CROW COMPANY and CUSHMAN & WAKEFIELD in the negotiating or making of this Lease, and Landlord and Tenant each agrees to indemnify and hold the other (and its agents, employees, partners, directors, shareholders and independent contractors) harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys fees and costs, incurred in conjunction with any such claim or claims of any other broker or brokers with whom the indemnifying party has dealt. Landlord shall be solely responsible for all payments and commissions due to the above-named real estate brokers pursuant to a separate agreement or agreements.

41.      EFFECTIVENESS.

         This Lease shall not be effective and binding unless and until (i) this Lease is fully-executed and delivered by each of the parties hereto, (ii) Landlord and Collins International Service Company ("Collins") and, as guarantor, Rockwell International Corporation, shall execute and deliver a First Lease Amendment to the Collins Lease in form acceptable to Landlord (the "Collins Amendment"), (iii) the First Amendment is formally approved by the Investment Committee of Landlord, and (iv) Collins has approved and has executed the lease on new premises to which it is moving. In the event any of the aforesaid conditions has not been met on or before December 11, 1996, either party may, without liability or obligation to the other, terminate this Lease upon written notice to the other, in which event this Lease shall be null and void as if this Lease were never executed. Landlord and Tenant each expressly acknowledges and agrees that neither party shall have any liability to the other for the failure of any of the conditions set forth in the preceding sentence for any reason whatsoever.

42.      LEASE/DEED OF LEASE.

         To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a deed of lease executed under seal.

43.      MISCELLANEOUS.

         (A) In the event that Tenant desires to store or maintain the type or character of goods or materials in the Premises which cause an increase in insurance premiums, Tenant shall first obtain the written consent of Landlord and Tenant shall reimburse Landlord for any increase in premiums caused thereby.

         (B) Unless the context clearly denotes the contrary, the words "Rent" and "Additional Rent" as used in this Lease not only includes cash rental for the Premises, but also all other payments and obligations to pay assumed by the Tenant, whether such obligations to pay run to the Landlord or to other parties.

         (C) In any litigation between the parties arising out of this Lease, or in connection with any consultations with counsel and other actions taken or notices delivered in relation to a default by any party to this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses and costs including reasonable attorneys' fees incurred by the prevailing party in connection with the default and/or litigation, as the case may be (including, but not limited to, fees and costs in preparation for and at trial, and on appeal, if applicable) ("Legal Costs"). The Legal Costs shall be payable on demand, and, if the prevailing party is Landlord, the Legal Costs shall be deemed Additional Rent, subject to all of Landlord's rights and remedies provided herein.

         (D) IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OF OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NONPAYMENT OF RENT OR ADDITIONAL RENT, TENANT WILL NOT INTERPOSE ANY NON-COMPULSORY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING.

         (E) If any term or provision of this Lease is declared invalid or unenforceable, the remainder of this Lease shall not be affected by such determination and shall continue to be valid and enforceable.

         (F) The parties executing this Lease warrant that this agreement is being executed with full corporate authority and that the officers whose signatures appear hereon are duly authorized and empowered to make and execute this Lease in the name of the corporation by appropriate and legal resolution of its Board of Directors.

         (G) This Lease contains the entire agreement between the parties hereto. No representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect, and all reliance by Tenant with respect to any representations, inducements, promises or agreements is based solely on those contained in this Lease. Any modification to this Lease must be in writing and duly executed by the parties hereto.

44.      ROOF-TOP RIGHTS.

         In addition to Tenant's other rights hereunder, but subject to Landlord's requirements for operation of the Building, Tenant shall have the exclusive right (or, if Tenant is not leasing the entire Building, the non-exclusive right) at no charge to access and utilize the roof of the Building for purposes of installing, operating, maintaining and repairing radio, microwave and satellite transmission and reception equipment and HVAC equipment. Such rights shall be subject to the terms and conditions of this Lease and to all of the terms and conditions set forth on the attached Exhibit E. No third party shall have any roof-top rights whatsoever at any time when Tenant leases the entire Building.

45.      EARLY TERMINATION FEE.

         Notwithstanding anything herein contained, but in consideration of the terms and conditions hereby granted in favor of Tenant, in the event this Lease shall expire or be terminated for any reason whatsoever (whether due to fire, casualty, condemnation, default by Landlord or Tenant or any other reason or cause, and regardless of whether due to the fault of Landlord or Tenant or arising without fault on the part of either) prior to the day preceding the thirteenth (13th) anniversary of the Commencement Date, Tenant agrees to pay to Landlord the sum (the "Termination Payment") equal to the Termination Payment set forth on the attached Exhibit I which corresponds to the month of the Initial Term in which such expiration or termination shall occur. By way of example of the foregoing, but not in limitation thereof, in the event the Lease were terminated for any reason in the seventieth
         (70th) month of the Initial Term, Tenant would pay to Landlord a Termination Payment in the sum of $704,844.22. The Termination Payment shall be paid by Tenant to Landlord not less than sixty (60) days following the expiration or sooner termination of this Lease.



                     [signatures appear on following page]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal on this _____ day of December, 1996.


                               LANDLORD:

                               PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation



                               By:                                 (Seal)
                                   --------------------------------
                               Title:
                                     ----------------------------

                               Attest:



                               By:                                 (Seal)
                                   --------------------------------
                               Title:
                                     ----------------------------



                               TENANT:

                               AMERICAN MANAGEMENT SYSTEMS, INC., a
                               Delaware corporation



                               By:                                 (Seal)
                                   --------------------------------
                               Title:
                                     ----------------------------

                               Attest:



                               By:                                 (Seal)
                                   --------------------------------
                               Title:
                                     ----------------------------

                                   EXHIBIT A

                         LEGAL DESCRIPTION OF THE LAND

                      [TO BE ATTACHED PRIOR TO EXECUTION]

                                  EXHIBIT A-1

                      PREMISES (FIRST FLOOR RENTABLE AREA)

                                  EXHIBIT A-2

                     PREMISES (SECOND FLOOR RENTABLE AREA)

                                  EXHIBIT A-3

                      PREMISES (THIRD FLOOR RENTABLE AREA)

                                  EXHIBIT A-4

                     PREMISES (FOURTH FLOOR RENTABLE AREA)

                                  EXHIBIT A-5

                      PREMISES (FIFTH FLOOR RENTABLE AREA)

                                  EXHIBIT A-6

                      PREMISES (SIXTH FLOOR RENTABLE AREA)

                                  EXHIBIT A-7

                     PREMISES (SEVENTH FLOOR RENTABLE AREA)

                                  EXHIBIT A-8

                     PREMISES (EIGHTH FLOOR RENTABLE AREA)

                                  EXHIBIT A-9

                      PREMISES (NINTH FLOOR RENTABLE AREA)

                                  EXHIBIT A-10

                      PREMISES (TENTH FLOOR RENTABLE AREA)

                                  EXHIBIT A-11

                    PREMISES (ELEVENTH FLOOR RENTABLE AREA)

                                  EXHIBIT A-12

                     PREMISES (TWELFTH FLOOR RENTABLE AREA)

                                  EXHIBIT A-13

                      PREMISES (LOWER LEVEL RENTABLE AREA)

                                 EXHIBIT A - 14

                            PREMISES RENTABLE AREAS



              FLOOR       RENTABLE SQUARE FEET
              -----       --------------------
           First Floor          11,495

           Second Floor         14,624

           Third Floor          16,648

           Fourth Floor         17,586

           Fifth Floor          17,586

           Sixth Floor          17,586

           Seventh Floor        17,586

           Eighth Floor         17,586

           Ninth Floor          17,586

           Tenth Floor          17,586

           Eleventh Floor       17,633

           Twelfth Floor        16,878

           Lower Level          13,834

                                   EXHIBIT B

                                 WORK AGREEMENT

         A. Subject to the terms hereof, Landlord shall be responsible, at its cost and expense, for ensuring that the Landlord's Work referenced on the attached Exhibit B-1 is substantially completed in the Building prior to the Landlord's General Work Deadline (as herein defined); provided that, Landlord shall be responsible, at its cost and expense, for ensuring that the Landlords' Critical HVAC Work and (provided that Tenant shall advise Landlord, not later than December 13, 1996, of the number of ADA strobes to be installed by Tenant on each floor of the Premises) Landlord's Critical Fire/Life Safety Work are substantially completed in the Building on or before the Critical Path Deadline (as herein defined). Subject only to the foregoing, Tenant shall be solely responsible for compliance of the Premises with all applicable requirements under the Americans with Disabilities Act and the regulations and Accessibility Guidelines for Buildings and Facilities promulgated pursuant thereto (collectively, the "ADA"), including, but not limited to, ADA compliance with regard to the Building Fit-Out (as defined below) and any subsequent changes to the Premises made by or on behalf of Tenant.

         B. Tenant shall cause the work (the "Building Fit-Out") defined and described in the Approved Plans (as hereinafter defined) to be performed by a general contractor (the "General Contractor") reasonably approved by Landlord (and it shall not be unreasonable for Landlord to deny its approval to any general contractor which: (i) lacks demonstrable experience in commercial construction, (ii) is not bonded or not bondable; (iii) is not fully licensed under all applicable laws; (iv) is not enjoying good labor relations as of the date Landlord's approval is sought; or (v) lacks the ability to perform, consistently, quality workmanship (as reasonably evidenced by Landlord)). Landlord hereby approves Davis Construction to act as the General Contractor.

         C. Promptly after execution of this Lease, Tenant will cause to be prepared and shall submit to Landlord for Landlord's approval (which shall not be unreasonably withheld, conditioned or delayed) construction drawings for the proposed Building Fit-Out. Such construction drawings shall be prepared by an architect ("Tenant's Architect") licensed in the Commonwealth of Virginia, selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld). Landlord hereby approves Greenwell-Goetz Architects to act as Tenant's Architect. Tenant shall, after receipt of Landlord's approval, submit such construction drawings for permitting with Fairfax County, Virginia. Within ten (10) business days after Tenant's submission of construction drawings to Landlord, Landlord will indicate to Tenant in writing whether it approves such drawings, or if not, specifying what aspects of such drawings are not approved. If Landlord fails to notify Tenant of any objections within the required time period, Landlord will be deemed to have approved Tenant's submission. Grounds for disapproval by Landlord shall include, but not be limited to, the failure of such drawings to adhere to applicable laws, codes or ADA requirements, or to integrate appropriately with base Building structural, electrical, mechanical, plumbing, and/or heating, ventilation and air conditioning ("HVAC") systems (hereinafter "Systems"), and the inclusion of work which may invalidate any existing warranty. If Landlord disapproves any part of the drawings submitted by Tenant, Landlord and Tenant will meet promptly to discuss the objectionable items and will use commercially reasonable efforts to resolve all objections promptly. Once approved by Landlord, the final construction drawings, as revised to reflect the resolution of all objections, shall constitute the "Approved Plans" for all purposes of this Lease. Neither Landlord's review of the proposed construction drawings or the Approved Plans, nor any review or oversight of the Building Fit-Out by Landlord's construction manager, shall constitute a warranty by Landlord regarding the fitness of the Premises or the Approved Plans for the Permitted Use of the Premises by Tenant, the proper integration of the Building Fit-Out with the Systems, nor of the compliance of the Approved Plans with applicable codes or governmental or quasi-governmental requirements, nor shall Landlord have any liability with regard to such approval, review or oversight but, subject to the foregoing, Landlord agrees to use reasonable efforts to notify Tenant of any failure to comply with applicable laws of which Landlord acquires actual knowledge.

         D. Tenant shall promptly cause the General Contractor to commence and diligently prosecute to completion the Building Fit-Out upon receiving the necessary permits from Fairfax County, Virginia. Subject to the terms hereof, Tenant will pay the full cost associated with the preparation of the Approved Plans and the construction of the Building Fit-Out. The Building Fit-Out shall be completed by Tenant substantially in accordance with the Approved Plans (and any Approved Change Orders, as defined below). Tenant shall be solely responsible for all matters necessary to commence, perform and complete the Building Fit-Out, including, but not limited to, filing plans and other required documentation with the proper governmental authorities, securing all necessary permits for the performance of any and all work required to be performed under the Approved Plans (all of which will be deemed part of the Building Fit-Out), and filing for and obtaining all approvals and permits necessary for Tenant to occupy the Premises (including, but not limited to, all final inspections for issuance of Tenant's final non-residential use permit, or its equivalent).

         E. Tenant shall have the right, at its sole expense, to make changes to the Approved Plans provided the same are approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. No such Landlord approval shall be required for any change having a cost of less than Ten Thousand Dollars($10,000.00), provided such change neither requires a permit, permit modification or other governmental or quasi-governmental approval, consent or license, nor affects the structure or systems of or serving the Building. Tenant assumes full responsibility for all additional costs and delays in completion of the Building Fit-Out due to any such change orders. Any change order approved by Landlord and Tenant pursuant to the foregoing provision is referred to herein as an "Approved Change Order".

         F. Tenant agrees that the Building Fit-Out will be performed in a good and workmanlike manner. The General Contractor and any contractors of Landlord shall keep all construction areas reasonably clean and free of trash and debris, and shall police the activities of its contractors, subcontractors and their respective employees with regard to keeping the Building and Property clean.

         G. The General Contractor(s) and any contractors of Landlord shall be adequately insured, and shall carry worker's compensation, liability and other insurance (including, but not limited to, Builder's Risk Insurance) naming Landlord or Tenant (as applicable) as an additional insured and loss payee (as to Builder's Risk coverage) in amounts and in form and substance reasonably satisfactory to Landlord. Tenant shall provide Landlord and Landlord shall provide Tenant with evidence that the requisite insurance has been obtained prior to the commencement of any work by any contractor acting on behalf of such party. Tenant's construction contract shall indemnify Tenant and Landlord from damages, losses and expenses associated with the acts and omissions of the General Contractor, its agents, employees, contractors and subcontractors.

         H. Landlord and Tenant shall each provide to the other copies of all applications for permits, copies of all governmental inspection reports and/or certificates, and any and all notices or violations communicated to them or their respective contractors by applicable governmental authorities, promptly upon receipt and/or submission thereof, as the case may be. Each party agrees to comply (and to cause its contractor(s) to comply) with all applicable federal, state and local laws, regulations and ordinances in the performance of the Landlord Work or the Building Fit-Out (as applicable), and to promptly cause to be rectified any violations of such laws caused by the acts or omission of the applicable party or its contractor(s), or their respective employees, agents, contractors and/or subcontractors, and each shall be responsible for any non-compliance by them or their respective contractor(s), or their respective employees, agents, contractors and/or subcontractors.

         I. The performance of Tenant's Work and Landlord's Work shall be lien free. Except as specifically set forth herein, Tenant shall be responsible for the payment of, and shall pay when due, all hard and soft costs (collectively referred to herein as the "Costs") associated with the design, permitting and construction of the Building Fit-Out (such as, but not limited to, design and engineering costs, permitting costs, inspection fees, demolition costs, and costs incurred to procure labor and materials, and any other costs associated with modifications needed to be made to the "as-is" condition of the existing improvements within the Building to the extent the same are not specifically required to be performed at Landlord's expense as part of the Landlord's Work). Tenant shall pay all Costs on a timely basis so as to avoid the assertion of any statutory and/or common law lien against the Premises, the
                 Land or the Building, in whole or part.   Landlord shall not
                 be entitled to any fee or mark-up with respect to the Building Fit-Out performed by Tenant and its contractors (but this sentence shall not be deemed to prohibit Landlord from recovering any sums to which Landlord is entitled pursuant to
                 Section 6(E) hereof).

         J. In consideration of Tenant's fulfillment of all of its obligations under this Exhibit B, Landlord agrees to provide Tenant with the following allowances (collectively, the "Allowances"):

                 1. An allowance (the "Construction Allowance") equal to Six Million Four Hundred Twenty-Six Thousand Four Hundred Twenty Dollars ($6,426,420.00) ($30.00 per square foot of rentable area in the Premises). Tenant agrees that the Construction Allowance shall be applied solely to pay Costs of design and construction of the Building Fit-Out pursuant to the Approved Plans (including, but not limited to, all hard and soft costs associated with the Build-Out, including space planning, interior design, construction drawings for both the permit and bid set, permits, and mechanical, electrical and plumbing drawings); provided that, upon completion of the Building Fit-Out and payment of all costs, expenses and fees associated therewith, Landlord agrees to allow Tenant to utilize the unpaid portion of the Construction Allowance, up to a maximum of One Million Seventy-One Thousand Seventy Dollars ($1,071,070.00), for data wiring, cabling expenses, relocation costs and other move-related expenses, subject to the terms hereof; and

                 2. An allowance (the "Capital Improvement Allowance") equal to Two Hundred Thousand Dollars ($200,000.00). Tenant agrees that the Capital Improvement Allowance shall be applied solely to pay Costs of design and construction of elevator lobby renovations and other improvements to the common areas of the Building mutually agreed by Landlord and Tenant (the "Common Area Renovations"). The Common Area Renovations shall be included as a part of the Building Fit-Out on all of the terms and conditions applicable to the Building Fit-Out.

                 3. The Allowances shall be payable by Landlord to Tenant on a percentage of completion basis, with draws to be payable not more than once per month commencing at any time after the Phase I Commencement Date, within fifteen (15) business days after (1) the applicable percentage of construction of the Premises has been substantially completed, (and subject to not less than a ten percent (10%) holdback requirement on the first (1st) fifty percent (50%) of the Building Fit-Out, which holdback amount shall not be payable prior to final completion of the Building Fit-Out and the tender of all required deliveries by the General Contractor to Tenant and Landlord under the terms of the general construction contract) and (2) Tenant has provided Landlord with a written payment request for the applicable portion of the Allowance, accompanied by all of the following items:

                 a. A certificate from Tenant's Architect to Landlord certifying that the Building Fit-Out (or the applicable percentage thereof) has been substantially completed in accordance with the Approved Plans, and that the sums being requested by Tenant to be paid out of the Allowance in such payment request have been expended by Tenant for actual costs of the construction of Tenant's Work;

                 b. A true and correct copy of the final non-residential use permit (or its equivalent) issued to Tenant by the applicable governmental authority (final payment only);

                 c. A copy of as-built plans and specifications for the Building Fit-Out incorporating all Approved Change Orders (if any) (final payment only); and

                 d. A duly executed interim release of liens (for interim payments) and a duly executed final release of liens (for the final payment) executed (for all payments) by Tenant's General Contractor and (for the final payment only) by any and all subcontractors and/or materialmen supplying labor and/or materials in connection with the Building Fit-Out, in form and substance reasonably satisfactory to Landlord, acknowledging (as to the final payment) payment of in full for all labor and/or materials associated with the Building Fit-Out, and (as to interim payments) acknowledging partial payment of the applicable percentage of the Allowance plus any other sums otherwise disbursed by Landlord and/or Tenant to the General Contractor, as of the date of, and including, such draw request, and fully and forever waiving any and all statutory and/or common law liens which might otherwise be asserted by them against the Property in connection with the performance of the Building Fit-Out (except, as to interim payments only, such waiver may be limited by its terms to the disbursed amounts); provided that, with respect to any subcontractor and/or materialman supplying labor and/or materials in connection with the Building Fit-Out, who refuses to execute and deliver a duly executed final release of liens, Landlord shall be entitled to deduct from the final payment the full amount of the contract price for such subcontractor or materialman (net of any amounts for which partial lien releases have previously been obtained from such contractor or materialman with respect to the Building Fit-Out) and hold the same as additional retainage until such time as (i) such subcontractor or materialman shall have executed and delivered to Landlord such final release of liens, or (ii) the applicable period within which such subcontractor or materialman may assert a lien against the Property shall have expired, and Landlord shall disburse the remainder of the final payment to Tenant.

                 Landlord shall not be obligated to pay the Allowance (or any portion thereof) to Tenant unless (and not until fifteen (15) business days after) Landlord has received a payment request with all required attachments properly supplied, and such payment shall be (until the final payment) net of the holdback requirement set forth above, and shall be utilized to reimburse Tenant for (or, with respect to any work for which a mechanics lien might be asserted against the Property, and with respect to which work Tenant has not delivered evidence of prior payment, to pay directly to the General Contractor) the actual Costs of performing the Building Fit-Out or such other costs for which such Allowance may be used in accordance with the terms hereof. At Landlord's option, disbursements with respect to any work for which a mechanics lien might be asserted against the Property, and with respect to which Tenant has not delivered evidence of prior payment, may be made directly to the General Contractor, or jointly to the Tenant and the General Contractor.

         K. Tenant acknowledges that Landlord is delivering the Premises and Building in "as-is" condition, except for the performance of the Landlord's Work and as may otherwise be expressly set forth herein. Tenant shall be solely responsible for ensuring that the design and construction of the Building Fit-Out is in compliance with ADA and with all other applicable laws, building codes, ordinances and regulations applicable to the construction of the Premises. Tenant shall also be solely responsible for compliance of its operations and employment practices with all applicable laws, including but not limited to the ADA.

         L. Landlord and Tenant acknowledge and agree that timely, concurrent completion of the Building Fit-Out and the Landlord's Work will require reasonable cooperation during the plan preparation, permitting and construction process. Accordingly, Landlord and Tenant agree to use commercially reasonable efforts and due diligence to cooperate with each other, to accommodate each other's interests as the construction process progresses, and otherwise to expedite the resolution of any disputes, problems or unforeseen circumstances. Upon delivery of the final construction drawings to Landlord for the Building Fit-Out, Tenant shall also deliver to Landlord a construction schedule for the performance of the Building Fit-Out, which construction schedule shall provide for a reasonable phasing of the Landlord's Work with the Building Fit-Out, and for reasonable periods of time for completion of each portion of the Landlord's Work. Such construction schedule shall be subject to Landlord's review, comment and approval, and revision by Tenant, in accordance with the applicable provisions of Section (C) of this Exhibit B. Landlord and Tenant each agree to negotiate with regard to such construction schedule in good faith. After commencing the Building Fit-Out, the Tenant shall not modify such construction schedule in any respect which will alter the agreed phasing of the Landlord's Work with the Building Fit-Out or the agreed-upon times for the performance of the Landlord's Work. In the event of any delay claimed to have been occasioned by the other party (the "delaying party"), the injured party shall deliver written notice of the claim of delay within two (2) business days after the occurrence thereof, and the delaying party shall have two (2) business days to cure the cause of such delay. Failure to provide such notice shall be deemed conclusive evidence that no such delay has occurred.

         M. Without limiting the generality or applicability of the other provisions governing the Building Fit-Out under this Exhibit B, or of any other applicable provision of this Lease, Tenant agrees that the following provisions shall apply to the performance of Building Fit-Out:

                 1. In conducting any portion of the Building Fit-Out which involves construction work upon the exterior portions of the Building, Tenant agrees that it shall, at Tenant's sole expense, restore all areas of the Building's exterior, including, without limitation, all adjacent planting areas, sidewalks and parking areas affected by the execution of the Building Fit-Out, to their condition immediately prior to commencement of such portion of the Building Fit-Out.

                 2. Tenant shall protect and restore all work areas of the Building (including without limitation any portions of the common areas of the Building) required for access to the Premises as part of the Tenant's Work, or otherwise utilized or affected in performing the Building Fit-Out, including, but not limited to, the Building HVAC System, Building roof, common corridor floors, walls, and ceilings, second floor penetrations and chase wall penetrations. Tenant shall further ensure that all floor penetrations are properly fire-stopped, in accordance with applicable building and fire codes and prudent construction practices. Tenant's construction schedule shall be updated promptly by Tenant to reflect any material changes therein, and Tenant shall promptly notify Landlord of any such change in Tenant's construction schedule. Tenant shall notify Landlord at the time Tenant commences any portion of the Building Fit-Out involving the exterior of the Building, the Building roof, the common corridors, and all floor to floor penetrations (which notification shall be deemed given as to all such matters reviewed at a regularly scheduled meeting with the General Contractor if Landlord's representative is in attendance. All Building Fit-Out shall be subject to the inspection and approval of Landlord. In regard to the foregoing right of inspection and approval, Tenant and its contractor shall permit such construction manager and/or representatives reasonable and timely notice of all meetings with the General Contractor, and access to all affected areas of the Premises and Building necessary for Landlord to conduct inspections and/or supervision. Tenant shall also deliver to Landlord's managing agent copies of all documents and document revisions issued or received by Tenant pertaining to the payment, scope, plans, permits, changes or schedule of, to or for the Building Fit-Out sent by Tenant, Tenant's architect, the General Contractor or any governmental agency which regulates the Building Fit-Out in whole or part (collectively, the "Key Parties") to another of the Key Parties.

                 3. Tenant and the General Contractor shall provide copies of warranties for the Building Fit-Out and the materials and equipment which are incorporated into the Building and Premises in connection therewith, as well as provide to Landlord copies of all operating and maintenance manuals for all equipment and materials incorporated into the Building and/or Premises as part of the Building Fit-Out. Tenant shall either assign to Landlord, or enforce on Landlord's behalf, all such warranties to the extent repairs and/or maintenance on warranted items which are otherwise Landlord's responsibility under this Lease would be covered by such warranties. Without limitation, all aspects of the Building Fit-Out in each of the Phase I Premises and the Phase II Premises shall be warranted to be free from defects in design and workmanship for a period of not less than one (1) year from substantial completion of construction in such phase (i.e., the Phase I Premises or the Phase II Premises, as the case may be).

         N. In the event that Tenant is unable to occupy or use the Premises for its intended purpose on or before the Phase I Rent Commencement Date (with regard to the Phase I Premises) or the Phase II Rent Commencement Date (with regard to the Phase II Premises) due to the failure to complete the Building Fit-Out or other matters for which Tenant is responsible, Rent shall, nonetheless, commence on the Phase I Rent Commencement Date and Phase II Rent Commencement Date, respectively. Notwithstanding the foregoing:

                      (1) To the extent substantial completion of the Building Fit-Out is delayed due to the wrongful acts or omissions of Landlord or its agents, employees, representatives or contractors in violation of the terms hereof which are not cured within twenty-four (24) hours after notice thereof from Tenant to Landlord, or any failure to substantially complete any of Landlord's Work by the applicable deadline set forth in paragraph N(2) with respect to the incomplete item(s) of Landlord's Work (without regard to any extension available pursuant to paragraph N(2) for delays occasioned by Force Majeure events or circumstances) (collectively, "Landlord's Wrongful Acts"), and, as a result of such delay, Tenant is unable to lawfully occupy the Premises and in fact does not commence operation of its business in the Premises on or before April 11, 1997 or such later date on which the Building Fit-Out would have been substantially completed and the Premises capable of lawful occupancy by Tenant, but for Landlord's Wrongful Acts (as the same may be extended as aforesaid, the "Target Completion Date"), the Phase I Rent Commencement Date shall be extended one (1) day for each day after the Target Completion Date on which the Building Fit-Out is not substantially completed due to Landlord's Wrongful Acts (but in no event beyond the date on which Tenant is able to lawfully occupy any portion of the Premises or in fact commences operation of its (or allows any sublessee, licensee or other person or entity to commence operation of their) business in any portion of the Premises). Notwithstanding the foregoing provisions of this paragraph N(1), in the event of any failure, which is not due to Force Majeure events or circumstances, by Landlord to substantially complete any of Landlord's Work by the applicable deadline set forth in paragraph N(2) with respect to the incomplete item(s) of Landlord's Work, the Phase I Rent Commencement Date shall be extended one (1) day for each day after the Target Completion Date on which such Landlord's Work is not substantially completed, regardless of whether Tenant is or lawfully may occupy the Premises;

                      (2) In the event that (i) any portion of the Landlord's Critical Fire/Life Safety Work or the Landlord's Critical HVAC Work is not substantially completed in the Building on or before March 7, 1997 (the "Critical Path Deadline"), or (ii) any other portion of the Landlord's Work is not substantially completed in the Building on or before April 11, 1997 (the "Landlord's General Work Deadline"), each of the Critical Path Deadline and the Landlord's General Work Deadline being subject to a day-for-day extension for each day of delay in the substantial completion of the Landlord's Work which is reasonably attributable to Force Majeure events or circumstances or to the wrongful acts or omissions of Tenant or Tenant's Agents in violation of the terms hereof which are not cured within twenty-four (24) hours after notice thereof from Landlord to Tenant, then in order to compensate Tenant for costs and expenses that will likely be incurred by Tenant on account of such delay, Landlord shall be obligated to pay Tenant as liquidated damages the amount of Four Thousand Five Hundred Eighty-Two and seventy-five/one hundredths Dollars ($4,582.75) per day for each day after the Critical Path Deadline or the Landlord's General Work Deadline, as applicable (or such later date on which Tenant would have been able to lawfully occupy any portion of the Premises or in fact commence operation of its business in any portion of the Premises, but for the delay in the substantial completion of the Landlord's Work), on which Tenant is unable to lawfully occupy the Premises and in fact does not commence operation of its (or allows any sublessee, licensee or other person or entity to commence operation of their) business in the Premises, together with any reasonable increased cost of the Building Fit-Out proximately resulting from such delay;

                      (3) To the extent Tenant is unable to obtain a non-residential use permit due to the failure of the base Building structure, systems or core facilities or any of the Landlord's Work to comply with any applicable legal requirements, then any delay in the issuance of such non-residential permit beyond the date on which Tenant would have been able to obtain such non-residential use permit, but for such failure, shall be treated pursuant to paragraph
                 (N)(1) as a delay in the substantial completion of the Building Fit-Out caused by Landlord's Wrongful Acts;

                      (4) In the event the Phase I Rent Commencement Date shall be extended as a consequence of the failure by Landlord to substantially complete any portion of the Landlord's Work due to a Force Majeure event or circumstance, the Expiration Date shall also be extended by a like amount; and

                      (5)         Tenant acknowledges and agrees that:

                                  (i)      nothing herein contained shall be
                 deemed to extend the Phase I Rent Commencement Date by more than one (1) day for any one (1) day of delay for which Landlord is responsible pursuant to paragraph N(1), notwithstanding that more than one (1) provision of said paragraph N(1) may apply to such one (1) day of delay;

                                  (ii)     nothing herein contained shall be
                 deemed to obligate Landlord to pay Tenant more than one (1) days' liquidated damages pursuant to paragraph N(2) for any one (1) day of delay in Tenant's ability to lawfully occupy the Premises, notwithstanding that more than one (1) failure to meet the Critical Path Deadline or the Landlord's General Work Deadline has contributed to such day of delay;

                                  (iii)    nothing herein contained shall be
                 deemed to extend the Phase I Rent Commencement Date, or to obligate Landlord to pay Tenant liquidated damages, with respect to any delay in Tenant's ability to lawfully occupy the Premises or obtain a non-residential use permit therefor that does not extend beyond April 11, 1997; and

                                  (iv)     the remedies set forth in this
                 paragraph N shall be Tenant's exclusive monetary remedies against Landlord in respect of any delay in the substantial completion of the Landlord's Work or the Building Fit-Out, and any delay in Tenant's ability to lawfully occupy the Premises or obtain a non-residential use permit therefor, and Tenant further waives any right of rescission with respect to any such delays.

         O. Landlord and Tenant shall, and shall each cause its respective contractor(s) to, work in harmony with the other party hereto and its contractor(s), and neither party shall, or shall knowingly permit its contractor(s) to, interfere with the performance of the other party's work hereunder (i.e., the Building Fit-Out or the Landlord's Work, as applicable). Each party's contractor(s) shall be permitted reasonable access to the site, the loading docks, the elevators, any construction lift or trash chute, and any other existing Building facilities which are reasonably and customarily required in the performance of their respective work (without damage thereto). Tenant shall not be charged for the use of elevators, loading docks, and similar facilities in the construction of the Building Fit-Out.

         P. On or about January 1, 1997, or any earlier date after the existing tenant of the Building vacates the Building to which Landlord and Tenant agree, Landlord and Tenant shall cause their respective designated agents to conduct a joint inspection of the Building HVAC System to determine the condition thereof and to jointly prepare a report regarding the condition of said Building HVAC System and a list of reasonable steps to be taken by Tenant to safeguard the Building HVAC System against damage thereto (including, but not limited to, physical damage to equipment, decreased operating efficiency due to abnormal levels of dust or particulates, or improper balancing) arising from or out of, or in connection with, the Building Fit-Out (such list to include, but shall not necessarily be limited to, Tenant's obligation to replace Building HVAC System filters not less than once each ten (10) days). Promptly following the substantial completion of any portion of the Landlord's Work affecting the Building HVAC System, prior to the completion of the Building Fit-Out, Landlord and Tenant shall cause their respective designated agents to mutually update such report and list (each agreeing to act reasonably) to reflect any change to the Building HVAC System or the condition thereof as a result of the completion of such portion of the Landlord's Work. Each party agrees to act in good faith in the preparation of such report and list (and any supplement(s) thereto). Tenant agrees to comply (and to cause its General Contractor, contractors and subcontractors to comply) with the mutually agreed steps identified to safeguard the Building HVAC System against such damage. Notwithstanding anything contained in this Lease to the contrary, (i) Tenant shall be solely liable for, and shall be responsible for the correction of, any damage to the Building HVAC System occasioned by the Building Fit-Out, and (ii) to the extent reasonably attributable to any such damage, Landlord shall not be liable for or obligated to grant (nor shall Tenant be entitled to) any abatement of rent or liquidated damages pursuant to paragraph N of this Exhibit B with regard to (a) any failure to complete the Landlord's Work, (b) delay in the substantial completion of the Building Fit-Out, or (c) failure of the Building HVAC System to comply with any applicable legal requirements.

                                  EXHIBIT B-1

                                LANDLORD'S WORK

1. Landlord shall, at its sole cost and expense, cause the work set forth on the attached Exhibits B-2 and B-3 (collectively, the "Landlord's Work") to be substantially completed in the Building in a good and workmanlike manner. All of the Landlord's Work shall be performed utilizing Building standard materials; provided that, Landlord shall have the right to make reasonable and comparable substitutions. No allowance or credit shall be granted in connection with any unused materials or any portion of the Landlord's Work which is waived by
         Tenant.   Except as expressly set forth in the Lease to the contrary
         (including, but not limited to, Exhibits B-2 and B-3, and this Exhibit B-1), Tenant acknowledges and agrees that (i) Tenant will accept possession of the Premises in its "as is" condition as of January 1, 1997, and (ii) Landlord shall have no obligation to alter, improve or modify the Premises.

2. To the extent that any delay in the performance of the Landlord's Work is occasioned by the acts or omissions of Tenant or any of Tenant's Agents and such delay shall result in any increase in the cost of the performance of any portion of the Landlord's Work, Tenant shall reimburse Landlord upon demand for such increased cost(s). Tenant shall bear all costs of design and construction of all improvements and alterations in excess of the Landlord's Work. No such delay in the performance of the Landlord's Work occasioned by Tenant or any of Tenant's Agents (nor any delay in the performance of the Landlord's Work which does not result in a delay in the substantial completion of the Building Fit-Out) shall defer or extend the Phase I Rent Commencement Date or the Phase II Rent Commencement Date.

3. Landlord and Tenant shall examine the Landlord's Work upon substantial completion thereof, and shall prepare a list of mutually-agreed punch-list work. Preparation of such list shall be conclusive evidence that the Landlord's Work has been completed in accordance with the terms hereof, subject to the cure of the identified "punch-list" items of the Landlord's Work, and further subject to the cure of latent defects in the Landlord's Work identified by Tenant in writing within one hundred eighty (180) days of the preparation of said punch-list. Landlord shall exercise reasonable efforts to complete all punch-list items of Landlord's Work within thirty (30) days after preparation of said punch-list.

                                  EXHIBIT B-2

                          LANDLORD'S ADA and BOCA WORK

         Subject to the terms of Exhibit B-1, Landlord agrees to perform the following work in compliance with the Americans With Disabilities Act ("ADA") and the 1993 BOCA Code:

1. Landlord shall, at its own expense and not as an Operating Expense, cause the base Building HVAC System (i.e., exclusive of any additions thereto made by or for Tenant or any prior tenant of the Building) to comply with all laws, orders, ordinances and regulations of Federal and local authorities, and with directions of public rules, requirement and regulations of the Board of Fire Underwriters, pertaining to fresh air and/or heating and cooling capacity (including, with respect to fresh air requirements, ASHRAE Standard 62-1989, and, with respect to heating and cooling capacity, 1993 BOCA code), which are applicable to the Premises as of the date hereof. Without limiting the foregoing, Landlord shall:

         (a) ensure that the existing base Building HVAC System, (including variable air volume ("VAV") boxes) is restored to fully-operational condition (the "Landlord's Critical HVAC Work");

         (b) ensure that the existing base Building HVAC System is capable of providing not less than two thousand two hundred sixty (2,260) cubic feet per minute (cfm) of outdoor air per floor of the Building;

         (c) install such additional equipment or modify existing equipment as is reasonably required in order to provide an additional ten (10) tons of capacity to the existing cooling tower;

         (d)     install a ninety-eight (98) ton outside air roof-top unit;

         (e) outside air system, including roof-top unit, shall be provided with automated controls so that they operate in conjunction with the occupied load of the HVAC system and are locked-out during the morning warm-up and cool-down periods; and

         (f) ensure that, subject to the qualifications and limitations set forth in Exhibit F, the existing base Building HVAC System meets the specifications set forth on the attached Exhibit F, and is capable, subject to the qualifications and limitations set forth in said Exhibit F, of providing conditioned air at a ratio of not less than one (1) ton of air conditioning per three hundred twenty-five (325) usable square feet in the Building.

2. With respect to the areas (the "common areas") comprising the main lobby, elevators and elevator lobbies, fire stairwells and rest rooms (including water fountains adjacent thereto) within the Building, and all areas of the Property outside the Building, Landlord shall cause the following items of work ("Landlord's ADA Work") to be performed in compliance with the ADA as enforced by Fairfax County, Virginia:

         (a) Provide directional signage identifying location of handicapped parking spaces and the path to handicapped entrances to the Building, at both front and rear lobby locations;

         (b) Provide two (2) handicap accessible van spaces on the Property;

         (c) Reconfigure four foot (4') ramp at curb adjacent to main Building entrance, to remove existing two inch (2") lips;

         (d)     Replace knob type hardware with ADA lever sets on the second
                 (2nd) floor common areas, where necessary;

         (e) Provide ADA-compliant signage indicating location of public rest rooms (if any) on each floor of the Building;

         (f) Reset elevator door "open wait" time from fourteen (14) seconds to twenty (20) seconds;

         (g) Provide (i) a readable Emergency Call symbol, non-voice call options, pull loop call box (replace pincher pull), and twenty-eight inch (28") cord length, for elevator call boxes.

         (h) Install ADA-compliant signage on restrooms and fire stairwells;

         (i) Reset pull pressure on door closers in common areas, and on mechanical closet doors;

         (j) Provide paddle-type faucet handles on rest room sinks, and cover exposed hot pipes and drains in rest rooms;

         (k) Replace marble thresholds to rest rooms with ADA-compliant beveled thresholds;

         (l) Reset rest room flush valves to require five (5) pounds maximum force;

         (m) Replace drinking fountains with ADA-compliant "high-low" units; and

         (n) Provide ADA-compliant fire alarm system for all core and common areas of the Building, which system shall have the capability to be expanded to accommodate ADA strobes throughout the Premises (the work set forth in this paragraph 2(n) being referred to as the "Landlord's Critical Fire/Life Safety Work").

         Notwithstanding the foregoing, Landlord hereby reserves the right to add, delete, modify or replace all or any portion of the Landlord's ADA Work provided that Landlord complies with the requirements of ADA as enforced by Fairfax County, Virginia.

3. The foregoing is not intended, and shall not be construed, to impose on Landlord any obligation to or liability for assuring that the Building Fit-Out is in compliance with any applicable law, rule, regulation or standard as set forth above, all of which are the sole and absolute responsibility of Tenant, or to rectify or remedy any such violation caused by the Building Fit-Out or any other acts, omissions, use or occupancy of Tenant. Tenant further acknowledges and agrees that, (i) Tenant shall be solely responsible for installation and/or modification of any distribution ductwork or other equipment required to distribute HVAC service throughout any floor of the Premises, and for any balancing or rebalancing of the HVAC System occasioned by the Building Fit-Out, and (ii) Landlord shall have no obligation to perform any of Landlord's ADA Work in, for or to any addition, alteration or improvement in the Premises, or to any area of the Premises (or portion of either), which Tenant intends to demolish or remove as part of the Building Fit-Out.

                                  EXHIBIT B-3

                     LANDLORD'S BASE BUILDING IMPROVEMENTS


1. Remove existing turnstiles and security desks located in first (1st) floor lobby;

2. Repair and/or replace as necessary (with stain-grade wood veneer doors) fire stair doors damaged by previous tenant's security equipment; and

3. Remove all security equipment installed by previous tenant (exclusive of cabling) from all rentable areas and common areas.

                                   EXHIBIT C

                       DECLARATION OF LEASE COMMENCEMENT


THIS DECLARATION is attached to and made a part of that certain Deed of Lease dated the ____ day of December, 1996, ("Lease") by and between PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation ("Landlord", and AMERICAN MANAGEMENT SYSTEMS, INC., a _____________________ corporation ("Tenant").

         Landlord and Tenant are parties to the Lease. All capitalized terms used herein shall have the same meaning as was ascribed to such terms in the Lease, unless otherwise indicated.

         Landlord and Tenant do hereby declare that (a) the Commencement Date is hereby established to be _________, ____; and (b) the Lease Term shall expire on ____________, ______ unless the Lease is earlier terminated as may be provided therein. The Lease is in full force and effect as of the date hereof, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to such date.

         IN WITNESS WHEREOF Landlord and Tenant have executed this Declaration under seal on this ____ day of _____________________, 1997.


                                  LANDLORD:

                                  PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation



                                  By:                                 (Seal)
                                      --------------------------------
                                  Title:
                                        ----------------------------


                                  TENANT:

                                  AMERICAN MANAGEMENT SYSTEMS, INC., a
                                  Delaware corporation



                                  By:                                 (Seal)
                                      --------------------------------
                                  Title:
                                        ----------------------------

                                   EXHIBIT D

                             RULES AND REGULATIONS


1. The sidewalks, halls, passages, courts, exits, vestibules, entrances, public areas, elevators, escalators and stairways of the Property shall not be obstructed by Tenant or used for any purpose other than ingress to and egress from their respective Premises. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the general public, and Landlord shall, in all cases, retain the right, but not the obligation, to control and prevent access thereto by all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Property, provided that nothing herein contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Neither Tenant, nor any of Tenant's Agents, shall enter or install equipment in mechanical rooms, air conditioning rooms, electrical closets, janitorial closets or similar areas without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed).

2. The Premises shall not be used for the storage of merchandise held for sale to the general public or for lodging. Except as may otherwise be expressly set forth in the Lease to which this Exhibit D is attached (if at all), no cooking shall be done or permitted by any Tenant on the Premises except that the use by Tenant of Underwriter's Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages, and the use by Tenant of underwriter's laboratory approved microwave ovens for reheating food for on-premises consumption by Tenant's employees, shall be permitted provided that such use is in accordance with all applicable federal and State and county laws, codes, ordinances, rules and regulations.

3. Tenant shall not employ any person or entity to provide services to the Premises (whether janitorial service, towel service, water service or other service), unless otherwise agreed to by Landlord in writing (such agreement not to be unreasonably withheld). Tenant shall not cause any unnecessary labor by reason of such Tenant's carelessness or indifference in the preservation of good order and cleanliness.
         Except as otherwise expressly set forth in the Lease, Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the cleaning service or any other employee or any other person.

4. Tenant shall not alter any lock or install a new or additional lock or bolts on any door of its Premises unless Tenant shall also provide Landlord with keys (or other means of access) for each such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys which are in Tenant's possession to doors, safes, vaults and other locks in the Premises and the Building.

5. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Property to the extent necessary to protect the Property. Heavy objects, if considered necessary by Landlord, shall stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause and all damage done to the Property by moving or maintaining such property shall be repaired at the expense of Tenant. Business machines and other equipment shall be placed and maintained by Tenant at Tenant's expense in setting sufficient, in Landlord's reasonable judgment, to absorb and prevent unreasonable vibration.

6. Subject to any contrary provisions of Section 8 of the Lease, neither Tenant nor any of Tenant's Agents shall use or keep in the Premises or the Property any kerosene, gasoline or flammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of office equipment, or, without Landlord's prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. Neither Tenant nor any of Tenant's Agents shall use or keep or permit to be used or kept any hazardous or toxic materials or any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord in Landlord's reasonable discretion

7.       Intentionally Omitted.

8. Landlord reserves the right to exclude from the Property, between the hours of 6:00 p.m. and 7:00 a.m. and at all hours on Saturdays, Sundays, and legal holidays all persons who do not present a pass to the Building signed by Tenant or other evidence of authorization to enter reasonably designated by Tenant. Tenant shall be responsible for all persons for whom it authorizes entry to the Building and shall be liable to Landlord for all acts of such persons. Landlord shall, in no case, be liable for damages for any error with regard to the admission to or exclusion from the Property of any person. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord's opinion Landlord reserves the right to prevent access to the Property during the continuance of the same by such action as Landlord may deem appropriate including closing doors.

9. In the event Tenant no longer leases the entire Building, no curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window of the Building without the prior written consent of Landlord (such consent not to be unreasonably withheld, conditioned or delayed). No files, cabinets, boxes, containers or similar items shall be placed in, against or adjacent to any window of the Building so as to create an unsightly condition visible from the outside of the Building. No bottles, parcels or other articles may be placed in the halls or in any other part of the Property, nor shall any article be thrown out of the doors or windows of the Premises.

10. Tenant shall ensure that the doors of its Premises are closed and locked, that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant's employees leave the Premises, so as to prevent waste or damage.

11. The lavatory rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant. The Premises shall not be used for manufacturing of any kind, or any business or activity other than that specifically permitted pursuant to the Lease to which this Exhibit D is attached.

12. No air conditioning units or other projections shall be attached to the outside walls or window sills of the Building or otherwise project from the Building, without the prior written consent of Landlord. Tenant shall not install or permit the installation of any awnings, shades, mylar films or sun-filters on windows. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system of the Building by closing drapes and other window coverings when the sun's rays fall upon windows of the Premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord's heating, ventilation, air conditioning, electrical, fire, safety or light systems, nor shall Tenant tamper with or change the setting of any thermostat or temperature control valves in the Building. Tenant shall cooperate with energy conservation by limiting use of lights to areas occupied during non-business hours.

13. There shall not be used in any space or public halls of the Building, either by any Tenant or any others, any hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve.

14. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the jurisdiction where the Property is located without being in violation of any law or ordinance governing such disposal.

15.      Intentionally Omitted.

16. No cutting or boring for wires shall be allowed without Landlord's consent (such consent not to be unreasonably withheld).

17. Tenant shall not lay linoleum, tile, carpet or floor covering so that it is affixed to the floor of the Premises by the use of cement or other similar adhesive material. Electric and telephone floor distribution boxes must remain accessible at all times.

18. The requirements of Tenant will be attended to only upon written request to the Landlord's managing agent at the Washington, D.C. metropolitan area office of said managing agent. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

19. These rules and regulations are in addition to the terms, covenants, agreements and conditions of the Lease to which they are attached, but in the event of a conflict between the express terms of the Lease to which this Exhibit D is attached (exclusive of these rules and regulations), and the terms of these rules and regulations, such other terms of the Lease shall control.

20. Landlord reserves the right to make such other rules and regulations as Landlord, in Landlord's reasonable discretion, may deem necessary from time to time.

21. Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of these rules and regulations by any person. Tenant shall be deemed to have read these rules and to have agreed to abide by them as a condition to its occupancy of the space leased.

                                   EXHIBIT E

                                ROOF-TOP RIGHTS


1. License. Subject to the terms hereof, Landlord hereby grants to Tenant an exclusive license (the "License") to enter onto and utilize the roof of the Building (the "License Area"), solely for the use permitted pursuant to paragraph 3 hereof; provided that, such license is subject to Landlord's right to enter (and to permit its contractor(s) to enter) onto the roof and perform additions, alterations, improvements, maintenance, modification and repairs in connection with the operation of the Building.

2. Term. The License granted hereby shall commence upon January 1, 1997, and shall, subject to the terms hereof, continue in full force and effect until the expiration or sooner termination of the lease (the "Lease") to which this Exhibit E is attached (the "License Term"), as such lease may be renewed. Notwithstanding anything herein contained to the contrary, (i) Landlord may revoke this License at any time during the continuance of any default or breach of the terms of this License or the Lease which remains uncured beyond the applicable notice and cure period (if any), and (ii) in the event Tenant shall at any time lease less than all of the Building, this License shall be deemed a non-exclusive license and Landlord shall have the right to grant to other tenants of the Building the right to use reasonable quantities of space upon the roof provided that such use does not interfere with Tenant's ability to utilize its Equipment. Upon the expiration or sooner termination of the License, Tenant shall have no right, title or interest with respect to the License Area.

3. Permitted Use: Subject to (i) Tenant's receipt of all applicable governmental approvals and permits (the same to be obtained by the Tenant and a copy thereof provided to Landlord, all at the Tenant's sole expense), (ii) Landlord's structural and roofing requirements (consistent with the structural limitations of the Building as reasonably determined by the Landlord's structural engineer), and
         (iii) the provisions of paragraph 4 hereof, Landlord agrees to permit Tenant to utilize, for the purposes provided herein, suitable space on the roof for installation and operation of radio, microwave and satellite transmission and reception equipment and HVAC equipment (collectively referred to as the "Equipment"), subject to all of the terms of this License. Use of the Equipment shall be solely for the convenience of Tenant in the normal conduct of Tenant's business. In no event shall the Equipment be used for a commercial purpose separate from Tenant's normal business as an independent means of producing income separate from the Tenant's normal business. Without limiting the preceding sentence, Tenant shall have no right to assign or sublease any rights to utilize the License Area other than as part of an assignment of the entire Lease.

4.       Landlord's Prior Approval:

         (a) The nature, type, weight and location of the Equipment and plans and specifications for the installation thereof shall be subject to the Landlord's prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed, provided Tenant is not proposing to exceed the load bearing capacity of the affected portion(s) of the roof or proposing any penetration of the roof membrane or other alteration, addition, improvement or modification which will void any existing roof warranty).

         (b) Tenant agrees not to install or modify any of the Equipment in any manner which will or may interfere with the operation of any existing equipment installed on the roof from time to time by any other person or entity. Tenant shall take all steps necessary to ensure that the installation and operation of the Equipment does not adversely affect the operation of the Building or its basic systems. If the operation of any portion of the Equipment causes any such adverse effect, Tenant, at its sole expense, shall immediately take all steps necessary to eliminate such adverse effect(s). If such adverse effect(s) cannot be eliminated by Tenant, Tenant shall, upon Landlord's request and at Tenant's sole expense, remove the Equipment in accordance with the terms hereof.

         (c) After initial installation of the Equipment, Landlord may require Tenant to relocate the Equipment, on reasonable Notice to Tenant; provided, however, that no relocation shall be required to a location which will not permit the Equipment to function properly or which would not allow for necessary transmission paths. Landlord shall bear the cost of any relocation of the Tenant's Equipment required by Landlord, other than any relocation(s) required in order to effect additions, alterations, improvements, maintenance, modifications repairs or replacements to the roof or other portions of the Building or the equipment serving the same or any of the components of any of the foregoing (collectively, "Roof Alterations") (in which event Landlord and Tenant shall each bear one-half (1/2) of the reasonable cost of such relocation). To the extent the installation, operation or relocation of the Tenant's Equipment shall increase the cost of any such Roof Alterations, Tenant shall reimburse Landlord upon demand for the amount of such increase. In no event shall Landlord be liable for any loss, damage or injury to Tenant's business occasioned by any required relocation of Tenant's Equipment.

5.       Installation of Equipment:

         (a) The Equipment shall be installed by a properly licensed and insured contractor reasonably approved by Landlord, at Tenant's sole expense, in compliance with all applicable codes, law and regulations. Neither the aggregate live or dead load associated with the Equipment (inclusive of all mounting structures) shall exceed the load bearing capacity of the roof.

         (b) No penetration of the roof surface of the Building will be allowed except upon the prior written consent of the Landlord and the written agreement of the entity (or, if more than one (1), all entities) providing a warranty on the roof of the Building, that such penetration will not invalidate, in whole or part, the warranty(ies) provided by such entity(ies). The Equipment shall, to the extent required by applicable law, be shielded from public view in a manner acceptable to the Landlord. In no event shall Tenant permit the Equipment to be visible from surrounding locations on the ground.

6. Assignment: Except as expressly permitted hereby, Tenant shall not assign or otherwise transfer this License Agreement, or any of Tenant's rights hereunder, nor permit the use or occupancy of the License Area by any person or entity other than Tenant. Notwithstanding the foregoing, Tenant shall have the right to assign its rights under this License to any assignee of all of Tenant's right, title and interest in and to the Lease.

7. Condition and Suitability of the Property: Landlord makes no representations or warranties regarding the suitability or condition of the roof for installation or operation of the Equipment, and Landlord shall have no liability to Tenant on account thereof. The installation and operation of the Equipment on the roof by Tenant shall be at the Tenant's sole risk.


8. Repairs and Maintenance: Tenant shall repair and maintain the Equipment throughout the Term in compliance with all applicable codes, laws and regulations. Tenant and/or its contractor shall bear all expenses in connection with the installation, operation, maintenance and repair of the Equipment and the removal thereof. Tenant acknowledges and agrees that all risk of loss or damage to the Equipment, from any cause whatsoever, shall be borne solely by Tenant, and Tenant undertakes to indemnify and hold Landlord harmless therefrom.

9.       Compliance with Laws.

                 (a) Tenant shall, at the Tenant's expense, comply with all governmental laws, regulations or requirements and obtain and maintain in full force and effect throughout the Term all permits and other governmental approvals as may be required in connection with the Equipment. Prior to installation of the Equipment, Tenant shall provide Landlord with evidence that all such necessary permits and
         approvals have been obtained.   In addition, Tenant agrees that Tenant
         shall, at Tenant's sole expense, comply with all other laws, statutes, ordinances, and governmental rules, regulations and requirements now in force or which may hereafter be in force, and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, relating to or affecting the Tenant's Equipment, access to the roof, and/or the activities of Tenant or Tenant's Agents in, on or upon the roof.

                 (b) Tenant acknowledges that, depending on the location, nature and size of the Equipment, review by local planning or zoning authorities may be required. In the event any review by or proceeding before local planning or zoning authorities is required in order to obtain approval for installation of the Equipment, the Landlord agrees to cooperate in connection therewith, provided that the same is at no cost, expense or risk to the Landlord. Upon installation of the Equipment, the Tenant shall provide the Landlord with such evidence as the Landlord may reasonably require of compliance with laws, including (where applicable) regulations of the Federal Communications Commission and Federal Aviation Administration.

10. Access to the License Area: Tenant and its contractors shall have reasonable access during normal working hours (and, in the event of an emergency, after normal working hours) to the License Area to facilitate the installation, operation and maintenance of the Equipment and the removal thereof. Access to and activities in, on or upon the roof by Tenant and/or Tenant's Agents shall be subject to such reasonable rules and regulations as Landlord may promulgate in connection with such access and/or activities.

11. Termination of License: In the event (i) Tenant fails for more than fifteen (15) days after written notice to comply with, fulfill or observe any of the covenants, conditions, or obligations made by or imposed on the Tenant pursuant to the terms of this License or, with respect to the Equipment or the Licensed Area (or such longer time as may be reasonably required to cure such failure through the exercise of due diligence, provided that (i) such failure is not a willful repudiation of the License authorized by Tenant's Board of Directors,
         (ii) such failure is susceptible of cure, (iii) such failure does not relate to the existence of a Hazardous Substance on the roof in violation of Section 8 of the Lease, (iv) such failure does not subject Landlord to prosecution or substantial civil or criminal fine or penalty, and (v) Tenant promptly commences to cure such failure within the aforesaid fifteen (15) day period and thereafter diligently pursues the cure of such failure to completion) (each of the foregoing being herein referred to as an "Roof-Top Breach"), or (ii) removal of the Equipment shall be required by any governmental authority, this License may, without demand or notice, be terminated by the Landlord without payment of penalty or compensation to Tenant, and Tenant shall promptly (immediately, if so required by a governmental authority) remove the Equipment from the Building at the Tenant's expense; provided that, Tenant shall not be required to remove its Equipment from the roof pursuant to clause (ii) of this Section 11 so long as
         (x) Tenant promptly, diligently and in good faith contests the removal requirement by the applicable governmental authority, and (y) Tenant indemnifies and holds Landlord and the Property harmless from and against any and all costs, claims, damages, expenses, fees, liabilities, losses or suits incurred by or on behalf of, or asserted against, Landlord and/or the Property as a result of the continued existence of Tenant's Equipment on the roof or such contest; and provided further that, in the event that a final, unappealable decision in any such contest shall require the removal of Tenant's Equipment, Tenant shall promptly comply with such decision. In all events, Tenant shall at its sole cost and expense remove the Equipment and all screening therefor upon the expiration or sooner termination of the License and restore the area affected by the installation, operation and/or removal of the Equipment and/or such screening to its original condition existing immediately prior to the installation of the Equipment and/or such screening.

12. Indemnity: To the fullest extent permitted by applicable law, Tenant hereby agrees to indemnify and hold Landlord and Landlord's agents, contractors and employees (collectively, the "Indemnitees") harmless from and against any and all costs, damages, claims, expenses, fees, suits, awards and liabilities incurred or suffered by or claimed against any Indemnitee (including, but not limited to, court costs and reasonable attorneys fees), directly or indirectly, based on, arising out of or resulting from (i) Tenant's use of the License Area, (ii) any act or omission by Tenant or Tenant's Agents within the License Area, or (iii) any breach or default by Tenant in the performance or observance of its covenants or obligations under this License Agreement. Without limiting the foregoing, Tenant shall be responsible for, and shall defend, indemnify and hold Landlord harmless from and against, any damage caused to the roof structure by the installation, operation, maintenance, repair and/or removal of the Equipment, and any injury or death, or loss or damage to any of the Equipment or involving any such equipment of any other Tenant or tenant.

13. Insurance: In furtherance of Tenant's indemnity of Landlord as contained in the preceding paragraph 12, Tenant hereby agrees to maintain, in full force and effect throughout the License Term, policies of liability and property damage insurance as described in the Lease (or endorsements to all policies maintained in accordance with said Lease, extending coverage to the License Area and including the Equipment as additional personal property to be insured) with respect to personal injury, death or property damage arising out of or in connection with Equipment, Tenant's right of access to the roof pursuant to this License, and any activities conducted in, on or upon the roof by the Tenant or the Tenant's Agents. In addition, Tenant shall require the contractor engaged for installation of the Equipment to provide to Landlord a certificate of insurance evidencing (i) a minimum combined single limit general liability coverage of Two Million Dollars ($2,000,000.00), with Landlord named as an additional insured, and (ii) the statutorily required workmen's compensation insurance coverage.

                                   EXHIBIT F

                              HVAC SPECIFICATIONS

         Landlord agrees that the air conditioning system in the Premises shall be capable of providing (subject to the requirements of federal, state and local governmental authorities) temperatures of not more than 75 degrees Fahrenheit dry bulb and a relative humidity not in excess of fifty percent (50%) with outside conditions of 95 degrees Fahrenheit dry bulb and 78 degrees Fahrenheit wet bulb, except as otherwise provided in this Lease. Landlord agrees that the heating system in the Premises will be capable of providing (subject to the requirements of federal, state and local governmental authorities) temperatures of not less than 70 degrees Fahrenheit whenever the outdoor dry bulb temperature is lower than 65 degrees Fahrenheit, with indoor relative humidity at such level as not to permit the formation of condensation on the windows. Landlord shall not be responsible if the normal operation of the Building HVAC System shall fail to provide conditioned air at reasonable temperatures, pressures or degrees of humidity or in reasonable volumes or velocities in any portions of the Premises which (i) shall have an electrical load in excess of four (4) watts per rentable square foot of the Premises for all purposes (including lighting and power) or which shall have a human occupancy factor in excess of one person for each one hundred fifty (150) rentable square feet of the Premises, or (ii) because of rearrangement of partitioning or other Alterations made by or on behalf of Tenant or any person claiming by, through or under Tenant.

                                   EXHIBIT G

                           JANITORIAL SPECIFICATIONS

         Landlord will furnish janitor service and cleaning services as set forth below for the Premises, exclusive of stock rooms, xerox rooms, kitchens and cafeterias (except as noted):

I.       DAILY

         1.      Collect trash.  (Private kitchens included)

         2.      Empty ash trays; damp wipe clean.

         3. Dust furniture, desks, machines, phones, file cabinets, window ledges, etc. (papers shall not be required to be disturbed.)

         4. Vacuum carpets, sweep resilient tile and wood floors in corridors and lobbies. (Private kitchens included.)

         5.      Wash water fountains.

         6.      Lavatories:

                 (a) Clean and disinfect all toilet bowls, urinals, and wash basins.

                 (b)      Clean mirrors.

                 (c)      Resupply all dispensers and toilet paper.

                 (d) Damp wipe and disinfect all ledges, toilet stalls, and doors.

                 (e)      Damp mop and disinfect all floors.

                 (f)      Empty and clean sanitary napkin disposal containers.

                 (g)      Collect trash.

         7.      Turn off lights and check all doors on completion of work.

II.      WEEKLY

         1.      Spot clean carpet stains.

         2.      Spot clean walls, doors, partitions.

         3.      Sweep all stair areas.

         4.      Dust wood wall paneling.

III.     MONTHLY

         1.      Scrub and recondition resilient tile floors.

         2.      Wash all interior glass partitions on both sides.

         3.      Dust venetian blinds.

         4.      Dust picture frames, charts, etc.

IV.      SEMI-ANNUALLY

         Dust all horizontal and vertical surfaces not reached in nightly cleaning (pipes, light fixtures, door frames, wall hangings, etc.).

V.       ANNUALLY

         Strip and refinish all resilient floor areas using buffable, non-slip floor finish.

VI.      AS NECESSARY

         1.      Clean venetian blinds.

         2.      Spot clean light switches, doors and walls.

         3. Washing light fixtures, including light reflectors, globes, diffusers and trim.

         4.      Wash walls in corridors, lobbies, and washrooms.

         5.      Spot clean all baseboards.

         6.      Wash windows, inside and outside, as required by Landlord.

         7.      Vacuum carpets in individual offices.

VII.     EXTRAS - CHARGED TO THE TENANT

         1.      Daily buffing of hardwood floors in executive office areas.

         2. Cleaning of kitchens, canteen, or coffee station areas, including washing sink, washing ledge, cleaning cabinets and/or appliances.

         3. Dusting and sweeping of storage areas, closets, telephone exchange areas.

         4. Cleaning of shower stalls, or other similar non-standard equipment in rest-rooms.

         Should Tenant install any Alterations or specialty items which will increase in any way the rate being charged by the cleaning contractor for the Premises, Tenant shall be liable for such increases and shall reimburse Landlord upon demand for any additional cost. All of the above services are to be performed during those hours (after-business hours) as established between Landlord and Landlord's cleaning contractor. Any special cleaning requests are to be in writing and delivered to the management office by 3 p.m. The foregoing specifications are subject to change from time to time in Landlord's reasonable discretion.

                                   EXHIBIT H

                           ANCILLARY USE RESTRICTIONS

1. Ancillary Uses: Each of the Ancillary Uses set forth in the Lease are subject to the applicable provisions of this Exhibit H.

2.       General Conditions:

                 (a) In no event shall any Ancillary Use (other than any food service operation on the first (1st) floor of the Building) be used for a commercial purpose separate from Tenant's normal business as an independent means of producing income separate from the Tenant's normal business. Without limiting the preceding sentence, Tenant shall have no right to assign or sublease any rights to engage in any of the Ancillary Uses on any floor above the ground level of the Building, other than by the assignment of the entire Lease. In no event shall any such Ancillary Uses be open to, or made available to, the general public.

                 (b) The nature, type, weight, location and method of installation of all equipment utilized in the Ancillary Uses or required in connection with the Ancillary Uses (collectively, "Ancillary Use Equipment") shall be subject to the Landlord's prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed, provided Tenant is not proposing to exceed the load bearing capacity of the affected portion(s) of the Premises or the electrical capacity of the circuits to be so utilized, and further provided that such Ancillary Use Equipment is installed in such manner as will not materially interfere with the operation of the Building as a multi-tenant building in the future. All Ancillary Use Equipment installed in the Premises shall be Underwriters' Laboratory approved. Tenant agrees not to install or modify any Ancillary Use Equipment in any manner which will or may interfere with the operation of any existing equipment installed in or on the Property. Tenant shall take all steps necessary to ensure that the installation and operation of the Ancillary Use Equipment does not adversely affect the operation of the Building or its basic systems. If the operation of any portion of the Ancillary Use Equipment causes any such adverse effect, Tenant, at its sole expense, shall immediately take all steps necessary to eliminate such adverse effect(s). If such adverse effect(s) cannot be eliminated by Tenant, Tenant shall, upon Landlord's request and at Tenant's sole expense, remove the Ancillary Use Equipment in accordance with the terms hereof. Tenant shall be solely responsible for the maintenance, repair and replacement of the Ancillary Use Equipment, and Tenant agrees to maintain all Ancillary Use Equipment in good working order and in compliance with all applicable laws at all times.

                 (c) Landlord makes no representations or warranties regarding the suitability or condition of the Premises for installation of the Ancillary Use Equipment or operation of the Ancillary Uses, and Landlord shall have no liability to Tenant on account thereof. The installation of the Ancillary Use Equipment and operation of the Ancillary Uses by Tenant shall be at the Tenant's sole risk.

                 (d) Tenant shall be solely responsible for, and shall promptly pay when due, all costs, expenses and fees arising from or out of, or in connection with, the installation or operation of any Ancillary Use or any Ancillary Use Equipment. It is the intent of the parties hereto that Tenant shall pay all costs and expenses relating to the Ancillary Uses, and that any amount or obligation relating to the Ancillary Uses which is not expressly declared to be that of Landlord shall be deemed to be any obligation of Tenant to be performed by Tenant at Tenant's sole expense. Without limiting the foregoing, Tenant shall be solely responsible for all cleaning, security, utilities and increased insurance premiums arising from or out of, or in connection with, the Ancillary Uses or the Ancillary Use Equipment.

                 (e) Tenant shall be responsible at its sole expense for providing and installing all furniture, trade fixtures and equipment desired by the Tenant or otherwise required in connection with any Ancillary Use. Without limiting the foregoing, Tenant shall be solely responsible for the installation, operating, maintenance, repair, replacement and removal of any and all HVAC and fire suppression equipment in excess of the equipment being furnished by Landlord pursuant to Exhibit B (including, but not limited to, additional sprinkler heads or runs, fire suppression equipment, venting and exhaust ductwork and equipment) required by this Lease or applicable law, or desired by Tenant, in connection with any Ancillary Use. Tenant expressly acknowledges and agrees that Landlord shall have no, and is hereby relieved of, liability for any failure or inadequacy of the base Building HVAC or fire suppression System to the extent such failure or inadequacy is attributable to any Ancillary Use or any Ancillary Use Equipment.

                 (f) The Tenant, at its sole cost and expense, shall be responsible for maintaining all areas of the Premises utilized for Ancillary Uses, and all Ancillary Use Equipment, in a clean, safe and sanitary condition, and in compliance with all applicable laws, ordinances, regulations, rules and other restrictions imposed by any governmental or quasi-governmental agency or authority, at all times. Without limiting the foregoing sentence, the Tenant shall be required to regularly maintain and promptly repair when necessary all Ancillary Use Equipment.

                 (g) The provisions set forth in this Exhibit "H" are in addition to all other provisions of the Lease imposing a covenant, duty, obligation or restriction upon the Tenant. Without limiting the foregoing, nothing in this Exhibit "H" shall be deemed to authorize the storage or use of any Hazardous Substance on the Premises other than Permitted Materials.

3.       Food Service Operations.  In addition to the foregoing:

                 (a) In no event shall Tenant sell, or suffer or permit any other person or entity to sell from the Premises any alcoholic beverages for either on-Premises or off-Premises consumption.

                 (b) All garbage and refuse shall be removed from any food service operation within the Premises prior to the close of business each day. Tenant shall keep all garbage, refuse and trash from food service operations in pest-safe closed containers, with appropriate odor-eliminators, until removal. All garbage and refuse removal shall be made through the loading dock of the Building without use of the lobby area or common corridors of the Building, and, during such times as Tenant leases less than the entire Building, no removal will be made between the hours of 7:00 a.m. - 9:30 a.m. and 4 p.m. to 7 p.m.

                 (c) Tenant shall at its expense have all areas utilized for food service operations, and all adjacent areas of the Premises, regularly treated (not less than once each thirty (30) days throughout the Lease Term) by a licensed and reputable pest control contractor or exterminator for rats, mice, insects and other pests and vermin. The Tenant's schedule for such treatment and the contractor providing the treatment shall be reasonably acceptable to the Landlord.

                 (d)      Tenant shall, at Tenant's sole expense:

                          (i) install, maintain and clean, on a regular schedule (but not less often than once each thirty (30) days throughout the Lease Term), and replace as necessary, all exhaust ductwork and such grease traps as shall be required by the Landlord to prevent the accumulation of grease or other waste in the plumbing or venting facilities servicing food service operation areas of the Premises;

                          (ii) prevent any obnoxious or objectionable odors (as reasonably determined by the Landlord) from emanating from the Premises, either from food preparation or garbage or otherwise, and install, maintain and clean, on a regular schedule, and replace as necessary, vents and exhausts or other suitable devices to prevent the same, as reasonably required by the Landlord or any legal authorities having jurisdiction thereof, including, but not limited to, the installation and/or replacement of filters and other devices designed to control odors;





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                          (iii)   observe any reasonable rules or regulations
                 promulgated by the Landlord at any time and from time to time relating to delivery vehicles and the delivery of food, beverages or merchandise and the storage and removal of trash and garbage; and not permit any deliveries to be made between the hours of 7:00 a.m. - 9:30 a.m. and 4:00 p.m. - 7:00 p.m.;

                          (iv) not dispose of any foreign substances in the plumbing facilities other than through utilization of appropriate garbage disposal units; and

                          (v) carry products liability insurance with respect to any food service operation of not less than One Million Dollars ($1,000,000.00).

                 (e) Tenant expressly acknowledges and agrees that Landlord shall have no liability for, and Tenant hereby expressly relieves Landlord of all liability for, damages caused by spoilage of food.

4.       Printing.   In addition to the foregoing, Tenant shall in no event
         engage, or suffer or permit any other person or entity to engage in the preparation of photographic reproductions or blueprints in the Premises.

5. Exercise Facilities; Locker Rooms; Showers. In addition to the foregoing:

                 (a) In the event the Tenant contracts with, employs or otherwise retains an operator for any exercise facility, locker room or shower in the Premises (each an "Exercise Facility"), Tenant shall
         (i) require the operator to be properly licensed, (ii) require that such operator expressly covenant to observe all of the applicable terms and conditions of this Exhibit "H", and (iii) enforce the applicable terms of this Exhibit "H" against such operator.

                 (b) No Exercise Facility shall be used to render medical care to any person except for medical assistance rendered to an employee or partner of Tenant or other user of the Exercise Facility in the event of an emergency. Use of the Exercise Facility shall be subject to such reasonable rules and regulations and such security measures which Landlord and/or Tenant may promulgate from time to time.

                 (c) Tenant shall (i) ensure that adequate soundproofing (as reasonably determined by the Landlord) is installed in the Exercise Facility so that no sounds inside the Exercise Facility may be heard outside the Exercise Facility; (ii) ensure that no objectionable odors emanate from the Exercise Facility; and (iii) install all security measures necessary to deny unauthorized access to the Exercise Facility. Landlord shall have no obligation to install, maintain or operate in the Exercise Facility any devices and equipment to ensure the safety and well-being of the users of the Exercise Facility.

                 (d) Tenant shall post signage in the Exercise Facility setting forth the rules and regulations governing the use of the same.

6.       Ancillary Use Breach; Cessation; Removal.

                 (a) Upon the occurrence of an Event of Default with regard to any Ancillary Use or Ancillary Use Equipment (an "Ancillary Use Breach"), Landlord shall, in addition to (and without limitation
         of) its other remedies at law, in equity and under this Lease, have the right to require Tenant to cease the Ancillary Use in the course of which such Ancillary Use Breach has arisen until such Ancillary Use Breach shall be cured. In the event cessation of any Ancillary Use and/or removal of any Ancillary Use Equipment shall be required by any governmental authority, Tenant shall, without demand or notice, promptly (immediately, if so required by a governmental authority) cease such Ancillary Use and, if applicable, remove the Ancillary Use Equipment from the Property at Tenant's expense; provided that, Tenant shall not be required to cease any Ancillary Use or remove any Ancillary Use Equipment from the Property pursuant to the foregoing provision of this sentence, so long as (x) Tenant promptly, diligently and in good faith contests the cessation and/or removal requirement (as the case may be) by the applicable governmental authority, and (y) Tenant indemnifies and holds Landlord and the Property harmless from and against any and all costs, claims, damages, expenses, fees, liabilities, losses or suits incurred by or on behalf of, or asserted against, Landlord and/or the Property as a result of the continued operation of such Ancillary Use and/or continue existence of Ancillary Use Equipment on the Property or such contest; and provided further that, in the event that a final, unappealable decision in any such contest shall require the cessation of such Ancillary Use and/or removal of Tenant's Equipment, Tenant shall promptly comply with such decision.

                 (b)      Upon written notice to Tenant (not later than thirty
         (30) days after expiration of the Lease Term), Landlord may require that Tenant remove, after the expiration or sooner termination of the Lease Term and at Tenant's sole cost and expense, any and/or all Ancillary Use Equipment installed by or on behalf of Tenant in the Premises, and restore the Premises to their prior condition; provided that, Landlord shall have no right to require the removal of (i) any Ancillary Use Equipment that is customarily considered normal office improvements for office tenants of all sizes (including, but not limited to, wiring or cabling which is customarily considered part of normal office improvements for first-class office tenants of all sizes), or (ii) any Ancillary Use Equipment installed in the Premises to which Landlord has consented, unless at the time such consent was granted Landlord reserved the right to require such removal. Tenant shall also repair any damage to the Premises caused by the installation or removal of any Ancillary Use Equipment installed in the Premises by or on behalf of Tenant.